UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Schlumberger N.V. (Schlumberger Limited)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Schlumberger Limited

42, rue Saint-Dominique

75007 Paris, France

5599 San Felipe, 17th Floor

Houston, Texas 77056

Parkstraat 83

2514 JG The Hague

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 7, 2010

March 4, 2010

The 2010 Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles, on Wednesday, April 7, 2010 at 10:30 a.m., Curaçao time, for the following purposes:

1.	To elect the 12 directors named in this proxy statement.

2.	To report on the course of business during the year ended December 31, 2009, to approve the Company’s Consolidated Balance Sheet as at December 31, 2009, its Consolidated Statement of Income for the year ended December 31, 2009, and the declarations of dividends by the Board of Directors in 2009 as reflected in the Company’s 2009 Annual Report to Stockholders.

3.	To approve the adoption of the Schlumberger 2010 Stock Incentive Plan.

4.	To approve the adoption of an amendment to the Schlumberger Discounted Stock Purchase Plan.

5.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the accounts of the Company for 2010.

Action will also be taken on such other matters as may properly be brought before the meeting.

The close of business on February 17, 2010 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

ALEXANDER C. JUDEN
Secretary

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker.

Brokers cannot vote for Items 1, 3 or 4 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of

Stockholders to Be Held on April 7, 2010:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the 2009 Annual Report to Stockholders, are available free of charge on the Company’s website at http://investorcenter.slb.com.

PROXY STATEMENT

March 4, 2010

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at the 2010 annual general meeting of stockholders. The approximate mailing date of this proxy statement is March 4, 2010. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2009 Annual Report to Stockholders is included in this package as a separate document. The Company’s Consolidated Balance Sheet as at December 31, 2009, its Consolidated Statement of Income for the year ended December 31, 2009 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $13,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

Proxies

Each stockholder of record at the close of business on February 17, 2010 is entitled to one vote for each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are considered beneficial owners. On February 17, 2010, there were 1,195,634,383 outstanding shares of common stock of Schlumberger, excluding 138,577,781 shares held in treasury.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as provided by Netherlands Antilles law, meetings of stockholders are held in the Netherlands Antilles. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting. Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes, but not as shares counted for determining the outcome of the vote on that proposal. If a quorum is not present at the meeting, the Board may call a second general meeting of stockholders, at which the quorum requirement will not apply.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, a recent amendment to an NYSE rule now expressly prohibits brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Items 2 and 5. Brokers cannot vote on

Item 1 (the election of directors), Item 3 (2010 Stock Incentive Plan) or Item 4 (amendment to the Company’s Discounted Stock Purchase Plan) without instructions from the beneficial owners. If you do not instruct your broker how to vote on the election of directors or the two benefit plan proposals, your broker will not vote for you. As to Item 1, abstentions will have the effect of a vote against the election of the director, and broker non-votes will not affect the outcome of the vote. As to Items 3 and 4, abstentions and broker non-votes will not affect the outcome of the vote on the proposal as long as holders of a majority of the shares entitled to vote cast votes on the proposal. Otherwise, the effect of an abstention or broker non-vote is a vote against the proposal.

Voting Procedures

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan may authorize a proxy by:

•	the internet at the following internet address: http://www.proxyvote.com;

•	telephonically by calling 1-800-690-6903; or

•	completing and mailing their proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on April 6, 2010. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in programs that also permit beneficial stockholders to direct their vote by the internet or telephone. If shares are held in an account at a bank or brokerage firm that participates in such a program, beneficial stockholders may direct the vote of these shares by the internet or telephone by following the instructions on the voting form.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting.

By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

1. Election of Directors

All of our directors are elected once a year at our annual meeting of stockholders. The stockholders are requested to elect a Board of Directors of 12 members, each to hold office until the next annual general meeting of stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees, except for Peter L.S. Currie and K. Vaman Kamath, is now a director and was previously elected by the stockholders. Ms. Linda Stuntz, currently a director, is not standing for re-election. All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 12 nominees named below. If you hold your shares in “street name,” you should know that your broker will not vote your shares for the 12 nominees listed below without your specific voting instructions.

A majority of the votes cast is required to elect each nominee for director.

The Board of Directors Recommends a Vote FOR All Nominees.

The Board believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes that nominees should possess, as described in detail below in the section entitled “Corporate Governance—Director Nominations.” The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members. The nominees for election to the Board, together with biographical information furnished by each of them, are set forth below. There are no family relationships among executive officers and directors of the Company.

Current Directors

PHILIPPE CAMUS, 61, has been a director of the Company since 2007. He has been a Co-Managing Partner of Société Lagardère, a French media and technology company, since March 1998, and a Senior Managing Director of Evercore Partners Inc., an advisory and investment firm, since January 2006. From July 2000 to July 2005, Mr. Camus was co-Chief Executive Officer of the European Aeronautic Defence & Space Company, an aerospace and defense contractor. Mr. Camus is Chairman of the Board of Alcatel-Lucent, a global communications solutions provider. From May 2005 to May 2009, he was a director of Credit Agricole, the second-largest retail banking group in Europe, where he was a member of the audit committee and chaired the compensation committee. From January 2006 to September 2008, he was a director of Accor S.A., a global hotel and tourism-related company, and a member of its audit and compensation committees. The Board selected Mr. Camus to serve as a director because it believes he possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies. He has led and directed global industrial, technology-dependent businesses, which informs his judgment and risk assessment as a Board member. Schlumberger also benefits from Mr. Camus’ experience as a former director and audit committee member at Accor S.A. and Credit Agricole.

JAMIE S. GORELICK, 59, has been a director of the Company since 2002. She has been a Partner at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since July 2003. Ms. Gorelick is a director of United Technologies Corporation (since 2000), a provider of high technology products and services, where she serves on its finance, compensation and public issues review committees. The Board selected Ms. Gorelick to serve as a director because she has 35 years of experience counseling boards and senior management regarding corporate governance, compliance, disclosure, international business conduct and other relevant issues. Having been a member of the finance, compensation, audit and public issues committees of public company boards, Ms. Gorelick is familiar with a full range of corporate and board functions. Her many years of experience in U.S. national security enable her to assist the full Board in assessing geo-political risk, which is particularly relevant for Schlumberger, which has operations in approximately 80 countries.

ANDREW GOULD, 63, has served on the Board since 2002 and has been Chairman and Chief Executive Officer of the Company since February 2003. Since 2002, he has served as director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group. In 2008, he was appointed the senior independent nonexecutive director and chairman of its remuneration committee. He is also a member of Rio Tinto’s nominations committee. The Board selected Mr. Gould to serve as a director because he is the Company’s Chief Executive Officer, and has been with the Company for 35 years, having begun in 1975 as an internal auditor. He has held 16 financial and operational management positions within the Company in Asia, Europe and the U.S. He has an expansive knowledge of the oil and gas industry and macro-economic global conditions, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world, and brings a unique and valuable perspective to the Board.

TONY ISAAC, 68, has been a director of the Company since 2003, and is the Board’s lead independent director. He was the former Chief Executive of The BOC Group plc, an international group with three business segments consisting of Gases and Related Products, Vacuum Technology and Supply Chain Solutions, from September 1999 to October 2006. Since October 2000, Mr. Isaac has served on the board of International Power plc, an independent power producer, is its senior independent director, and currently serves on its audit, remuneration and appointments committees. He is also the senior independent director of the Hogg Robinson Group, a corporate travel services company, where he serves on its remuneration committee and is chairman of its audit committee. The Board selected Mr. Isaac to serve as a director because he has extensive experience serving on boards of large, multinational companies. Mr. Isaac also has valuable experience in the operation of a worldwide business faced with a myriad of international business and political issues. Mr. Isaac’s even temperament and ability to communicate and encourage discussion, together with his experience as senior independent director of all boards on which he serves, make him an effective lead independent director for the Board.

NIKOLAY KUDRYAVTSEV, 59, has been a director of the Company since 2007. Since June 1997, he has been the Rector of the Moscow Institute of Physics and Technology, the most prestigious institute of theoretical and applied physics in Russia. The Board selected Mr. Kudryavtsev to serve as a director because it believes he brings valuable management and finance experience to the Board, as well as deep scientific and technological expertise. This provides the Board with valuable insight regarding the Company, its products and current technology, as well as the future technological needs of the Company and the industry. Mr. Kudryavtsev also provides the Board with a particularly valuable Russian vantage point, which is useful for both the development of the Company’s business and understanding of the needs of the Company’s growing population of Russian employees. The Board is aided immensely by Mr. Kudryavtsev’s sensitivity to Russian culture and risk at the field level.

ADRIAN LAJOUS, 66, has been a director of the Company since 2002. He has been a Senior Energy Advisor at McKinsey & Company and President of Petrométrica, an energy consulting company, in both cases since January 2001. Mr. Lajous is a director of Ternium, S.A. (since 2006), a flat and long steel producer, and serves on its audit committee. He is also a director of Trinity Industries, Inc. (since 2006), a volume producer of freight and tank railcars, and serves on its audit and the finance and risk management committees. The Board selected Mr. Lajous to serve as a director because it believes he has extensive knowledge and experience of the energy industry and its participants, as well as a deep understanding of operations in difficult political and regulatory environments. He also has significant knowledge of the issues affecting the international oil and gas industry, particularly in Mexico. From 1994 to 1999, Mr. Lajous was Chief Executive Officer of Petróleos Mexicanos (Pemex), Mexico’s national oil company. He served as Director General of Pemex and Chairman of the Board of the Pemex group of operating companies from 1994 to 1999. Through his service on the boards of Pemex and Ternium S.A., he has valuable experience in governance, compensation and audit issues.

MICHAEL E. MARKS, 59, has been a director of the Company since 2005. He has been a Managing Partner of Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. From January 2007 to January 2008, Mr. Marks was a Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm, and was a Member of that firm from January 2006 to January 2007. From 1994 to 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services. Mr. Marks also served as a director of Flextronics from 1991 to 2008. He was appointed Chairman of the Board of Flextronics effective upon his retirement as Chief Executive Officer in 2006 until his retirement from the Board of Flextronics in 2008, and he previously served as Chairman of the Board of Flextronics from 1993 to 2003. Mr. Marks is a director at SanDisk (since 2003), a memory products company, and a member of its compensation and its nominating and governance committees. Until Sun Microsystems’ merger with Oracle in January 2009, he was a director at Sun Microsystems (since 2007), a network computing infrastructure product and service company, and a member of its audit committee. The Board selected Mr. Marks to serve as a director because it believes he is familiar with world-class manufacturing from the field level to the boardroom based on his experience at Flextronics, and because he has run a large, diversified global corporation with many of the same issues that Schlumberger faces. As a former CEO and as a public company director at various other companies, Mr. Marks has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. Almost all companies of which Mr. Marks has been a director have been in some form of technology business, and this experience is especially relevant, given Schlumberger’s technology-oriented business and the fact that many of its acquisition targets are technology companies.

LEO RAFAEL REIF, 59, has been a director of the Company since 2007. He has been Provost, Chief Academic Officer and Chief Budget Officer of the Massachusetts Institute of Technology (MIT) since August 2005. Mr. Reif was head of the Electrical Engineering and Computer Science Department at MIT from September 2004 to July 2005, and an Associate Department Head for Electrical Engineering in the Department of Electrical Engineering and Computer Science at MIT from January 1999 to August 2004. The Board selected Mr. Reif to serve as a director because it believes he brings valuable management and finance expertise to the Board. As a scientist, he has deep scientific and technological expertise about the Company’s products and current technology, as well as about anticipated future technological needs of the Company and the industry. The Board values Mr. Reif’s connections to the U.S. scientific community, as well as his expertise in university relations and collaborations, which are of high importance to Schlumberger and its efforts in technology leadership and employee retention. Mr. Reif provides the Board with a critical U.S. scientific perspective, which is of immense value in the development of the Company’s strategy.

TORE I. SANDVOLD, 62, has been a director of the Company since 2004. He has been Chairman of Sandvold Energy AS, an advisory company in the energy business, since September 2002. Mr. Sandvold is a director of Teekay Corporation (since 2003), a leading provider of international crude oil and petroleum product transportation services, where he is a member of its nominating and governance committee. Mr. Sandvold has served as executive Chairman of Petoro AS, a national company wholly-owned by Norway. The Board selected Mr. Sandvold to serve as a director because it believes he has worked in the area of energy policy for more than 35 years, and has broad experience in developing domestic and international energy policies for Norway as a career civil servant. He has extensive experience dealing with global energy institutions such as the Organization of the Petroleum Exporting Countries and the International Energy Agency, and in negotiating with global energy companies. Mr. Sandvold has finance experience and a solid understanding of business opportunities, both as concerns acquisition targets and the industry in general.

HENRI SEYDOUX, 49, has been a director of the Company since 2009. Since 1994, he has been Chairman and Chief Executive Officer of Parrot S.A., a global provider of wireless mobile telephone accessories. Mr. Seydoux is an entrepreneur with great initiative. He founded Parrot S.A. in 1994 as a private company and took it public in 2007. The Board selected Mr. Seydoux to serve as a director because he has family ties to the founding Schlumberger brothers, and having grown up in the Schlumberger family culture, is well placed to ensure that the Company continues its historical commitment to the core Schlumberger values of people, technology and profit. His service on the Board addresses the Company’s need to preserve the Company’s unique culture and history on the Board.

New Director Nominees

PETER L.S. CURRIE, 53, is being nominated to the Board for the first time. He has been President of Currie Capital LLC, a private investment firm, since May 2004. Mr. Currie is a director of Clearwire Corporation (since 2005), a wireless internet service provider, and is a member of both its compensation committee and its audit committee, which he chairs. Until Sun Microsystems’ merger with Oracle in January 2009, he was a director of Sun Microsystems (since 2006), a network computing infrastructure product and service company, and a member of its audit committee. Mr. Currie has also served on the boards of CNET Networks, Inc. (from December 2005 to June 2008), where he was on the audit committee, and Safeco Corporation (from July 2005 to September 2008), where he also served on the nominating and governance committee and on the audit committee, which he chaired during his last year on the committee. The Board selected Mr. Currie to serve as a director because he has extensive Board and committee experience at both public and private companies; he served as Chief Financial Officer of two public companies (McCaw Cellular Communications Inc. and Netscape Communications Corp.); and has had senior positions in investment banking, venture capital and private equity. With Mr. Currie’s extensive executive experience, he will bring strong financial and operational expertise to the Board.

K. VAMAN KAMATH, 62, is being nominated to the Board for the first time. He has been the non-executive Chairman of the Board of ICICI Bank Limited, a banking institution, since May 2009, and was Managing Director and Chief Executive Officer of ICICI Bank Limited from 2002 to May 2009. He has also been a director of Infosys Technologies Limited, an information technology services company, since May 2009, and a director of Lupin Limited, a pharmaceutical company, since January 2010. The Board selected Mr. Kamath to serve as a director because it believes he possesses a deep understanding of India, a large and critical market for Schlumberger, and of Asia generally, which will be of immense value to the Board. As a banker with more than 35 years’ experience, Mr. Kamath has extensive CEO experience and expertise in corporate finance, international banking, financial reporting, and mergers and acquisitions. Mr. Kamath’s leadership abilities and experience in India and Asia will enable him to make a meaningful contribution to the Board.

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of March 1, 2010 with respect to persons known by the Company to be the beneficial owners of 5% or more of the Company’s common stock. This information is reported by such persons in their Schedule 13G filings with the SEC.

Name and Address	Beneficial Ownership of Common Stock
	Number of Shares	Percentage of Class
BlackRock Inc.(1)	65,098,478	5.4%
40 East 52nd Street
New York, NY 10022

(1)	Based on a Statement on Schedule 13G filed on January 29, 2010. Such filing indicates that BlackRock Inc. has sole voting power and sole dispositive power with respect to 65,098,478 shares.

Security Ownership by Management

The following table lists the shares of Schlumberger common stock beneficially owned as of January 31, 2010 by all directors and nominees, by each of the named executive officers, and by the directors, director nominees and executive officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual’s name. As of January 31, 2010, no nominee for director owned more than 1% of the outstanding shares of the Company’s common stock. All directors, director nominees and executive officers as a group owned 0.5% of the outstanding shares of the common stock of the Company at January 31, 2010.

Name	Shares
Simon Ayat	420,596	(1)
Philippe Camus	9,250
Peter L. S. Currie	—
Jamie S. Gorelick	21,450	(2)
Andrew Gould	3,494,158	(3)
Tony Isaac	14,250	(4)
K. Vaman Kamath	—
Paal Kibsgaard	164,981	(5)
Nikolay Kudryavtsev	6,250
Adrian Lajous	16,482	(6)
Michael E. Marks	24,250	(7)
Satish Pai	462,433	(8)
Leo Rafael Reif	6,250
Tore I. Sandvold	18,250
Chakib Sbiti	955,568	(9)
Henri Seydoux	2,250
Linda Gillespie Stuntz	28,450	(10)
All directors, director nominees and executive officers as a group (26 persons)	6,348,823	(11)

(1)	Includes 354,000 shares that may be acquired by Mr. Ayat within 60 days through the exercise of stock options.

(2)	Excludes 13,000 shares the receipt of which Ms. Gorelick has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(3)	Includes (i) 1,537,430 shares that may be acquired by Mr. Gould within 60 days through the exercise of stock options and (ii) 328,908 pledged shares.

(4)	Excludes 5,000 shares the receipt of which Mr. Isaac has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(5)	Includes 151,800 shares that may be acquired by Mr. Kibsgaard within 60 days through the exercise of stock options.

(6)	Held through a limited liability company in which Mr. Lajous has an indirect interest. Excludes 8,000 shares the receipt of which he has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(7)	Excludes 2,000 shares the receipt of which Mr. Marks has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(8)	Includes 411,000 shares that may be acquired by Mr. Pai within 60 days through the exercise of stock options.

(9)	Includes 920,000 shares that may be acquired by Mr. Sbiti within 60 days through the exercise of stock options.

(10)	Includes 6,000 shares as to which Mrs. Stuntz shares voting power and 600 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee, and excludes 3,400 shares that she deferred under the Stock and Deferral Plan for Non-Employee Directors.

(11)	Includes 3,938,061 shares that may be acquired by executive officers as a group within 60 days through the exercise of stock options, and excludes 31,400 shares the receipt of which directors have deferred under the Stock and Deferral Plan for Non-Employee Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes, based solely upon a review of the forms filed by its executive officers and directors and upon written representations from its executive officers and directors, that during 2009 all of its executive officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that each Board member must, within five years after joining the Board, own at least 10,000 shares or restricted stock units.

Corporate Governance

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance principles that the Board believes promote the effective functioning of the Board, its committees and the Company. These guidelines are available on our website at http://www.slb.com/content/about/corpgov_guidelines.asp?.

Majority Voting for Directors

Schlumberger’s Articles of Incorporation provide that director nominees must be elected at a general meeting of stockholders by a majority of votes cast.

Director Independence

Schlumberger’s Corporate Governance Guidelines provide that at least a majority of the Board will consist of independent directors. This standard reflects the NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards. The Board of Directors has determined that each current director and each of the two new director nominees is independent under the NYSE’s listing standards, other than Mr. Gould, who is Chairman and Chief Executive Officer of Schlumberger. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with Schlumberger or management. In making its independence determinations, the Board considered all material relationships with each director and each new director nominee, and all transactions since the start of 2007 between Schlumberger and each director nominee, members of their immediate families or entities associated with them.

As contemplated by NYSE rules then in effect, the Company adopted categorical standards in 2004 to assist the Board in making independence determinations. Under the rules then in effect, relationships that fell within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed. A relationship falls within these current categorical standards if it:

•	is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	is a type of relationship addressed in Item 404 of Regulation S-K of the Securities and Exchange Commission (the “SEC”), but under that item does not require disclosure; or

•

consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the non-employee directors was disqualified from “independent” status under the objective NYSE listing standards. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Schlumberger and Schlumberger’s management. The Board considered the transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above, the additional standards established for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, the Board made a subjective determination as required by NYSE rules that, because of the nature of the transaction, the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence.

The Board’s independence determinations included a review of charitable contributions by Schlumberger to The Massachusetts Institute of Technology, of which Mr. Reif is the Provost, and to The Moscow Institute of Physics and Technology, of which Mr. Kudryavtsev is the Rector. Aggregate contributions to each of these educational institutions did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2007, 2008 or 2009.

Director Nominations

The Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for unsolicited recommendations from other sources. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. One of our independent directors suggested Mr. Currie and our CEO suggested Mr. Kamath as prospective Board candidates.

The Nominating and Governance Committee must first consider all potential director nominees before they are contacted by other Company directors or officers as possible nominees and before they are formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by security holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to:

Chair, Nominating and Governance Committee

c/o Secretary, Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution and have no material relationship with competitors, customers, or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Nominating and Governance Committee also believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition and range of diversity. Schlumberger has approximately 77,000 employees worldwide, representing more than 140 countries, and values gender, cultural and geographical diversity in its directors as well. Two of the Company’s 11 current directors are women. Of the 12 current director nominees, four are citizens of the United States of America; two are French citizens; two are citizens of Great Britain; and one director nominee is a citizen of each Russia, India, Mexico or Norway. The Company’s very diverse Board also evidences the Board’s commitment to have directors who represent countries where Schlumberger operates. In addition, the exceptionally broad and diverse experience of Board members is in keeping with goal of having directors whose background and experience complement those of other directors.

Board Leadership Structure; Independent Lead Director

Andrew Gould serves as both our Chairman of the Board and CEO. The Board believes that independent oversight of management is an important component of an effective board of directors. The independent Board members have determined that the most effective Board leadership structure for Schlumberger at the present time is for the CEO to also serve as Chairman of the Board, a structure that has served Schlumberger well for many years. The independent Board members believe that because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the CEO is the director best qualified to act as Chairman of the Board. The Board retains the authority to modify this structure to best address the Company’s unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.

The Board also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight or management accountability, which is the goal that many seek to achieve by separating the roles. Schlumberger’s governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in Schlumberger’s Corporate Governance Guidelines and the various Committee Charters, which are available on our website. Some of the relevant processes and other corporate governance practices include:

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The Board has an independent lead director with leadership authority and responsibilities. Tony Isaac, Chair of the Nominating and Governance Committee, was selected by the independent Board members to be the lead independent director. The Chairman of the Board and the lead independent director together set the agenda for all Board meetings, and the lead independent director sets the agenda for, and leads, all executive meetings of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman and CEO. The lead independent director also has the authority to call meetings of the Board of Directors in executive session; facilitates discussions, outside of scheduled Board meetings, among the independent directors on key issues as required; and serves as a non-exclusive liaison with the Chairman and CEO, in consultation with the other independent directors.

•

At each regularly scheduled Board meeting, all non-management directors meet in an executive session without the management director. In these executive sessions, the independent directors deliberate on such matters as CEO succession planning and the performance of the CEO.

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All of our directors, except the Chairman and CEO, are independent directors, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. The Audit, Finance and Nominating and Governance Committees are all comprised of independent directors.

•	Each of our directors is elected annually by our stockholders.

•

Schlumberger’s Corporate Governance Guidelines also ensure that the other independent members of the Board are involved in key aspects of governance. For example, any director may request that the lead director call an executive meeting of the Board. Additionally, the Chairman and CEO regularly solicits suggestions from the directors for presentations by management at Board and Committee meetings. Furthermore, each Board member has full and free access to the Company’s management and employees.

The Board’s Role in Risk Oversight

The role the Company’s Board of Directors fulfills in risk oversight is set out in the Company’s Corporate Governance Guidelines, which are available on our website at http://www.slb.com/content/about/ corpgov_guidelines.asp?. The Board of Directors oversees the Company’s stockholders’ and other stakeholders’ interest in the long-term health and the overall success of the Company and its financial strength.

The full Board of Directors is actively involved in overseeing risk management for the Company. It does so in part through its oversight of the Company’s Executive Risk Committee (the “ERC”) comprised of more than half a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. The ERC is not a committee of the Board of Directors. The ERC ensures that the Company identifies all potential material risks and implements appropriate mitigation measures. The Company’s risk identification is performed at two levels: the ERC performs a corporate-level risk mapping exercise, which involves the CEO and several other members of senior management, and while maintaining oversight, delegates operational (field-level) risk assessment and management to the Company’s various Areas, Technologies, Functions and the Research, Engineering, Manufacturing and Sustaining organization. To the extent that the ERC identifies recurring themes from the operational risk mapping exercises, they are acted on at the corporate level. Members of the ERC meet formally at least once a year, and more frequently on an ad hoc basis, to define and improve the risk mapping process, and to review and monitor the results of those exercises and those that have been delegated. The ERC reports directly to the CEO and to the full Board, and periodically presents to the full Board a comprehensive report as to its risk mapping efforts for that year.

In addition, each of our Board committees considers the risks within its areas of responsibilities. For example, the Finance Committee considers financial risk on a quarterly basis and recommends guidelines to control cash and currency exposures. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Governance Committee reviews the Company’s Compliance and Ethics program’s quarterly statistical report and considers the various allegations, disciplinary actions and training statistics brought to its attention. The Audit Committee reviews risks related to financial reporting. The Audit Committee discusses material violations of Company policies brought to its attention on an ad hoc basis, and once per year reviews a summary of the finance related violations. Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal controls risks and drives the internal audit plan for the coming year. Material violations of the Company’s Code of Ethics and related corporate policies are reported to the Audit Committee and/or the Nominating and Governance Committee, depending on the subject matter and, as required, are reported to the full Board. Once a year, the Director of Compliance delivers to the full Board a comprehensive Annual Compliance Report. The risks identified within the Compliance and Ethics program are incorporated into the ERC’s enterprise risk management program described above. The Chair of each of the Board’s key committees also discusses, reviews and makes decisions on serious matters outside of quarterly Board meetings, as needed.

Meetings of the Board of Directors and its Committees

During 2009, the Board of Directors held six meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Technology Committee. During 2009, the Audit Committee met five times; the Compensation Committee met five times; the Finance Committee met five times; the Nominating and Governance Committee met four times; and the Technology Committee met two times. All incumbent director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served. From time to time between meetings, Board and committee members may confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with the independent consultants on behalf of the relevant committee.

Board Committees

Members of the Committees of the Board of Directors

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Technology Committee
Philippe Camus	X			X
Jamie S. Gorelick		X		Chair
Andrew Gould
Tony Isaac	Chair		Chair	X
Nikolay Kudryavtsev	X				X
Adrian Lajous	X	X	X
Michael Marks		X	X
Leo Rafael Reif				X	X
Tore I. Sandvold			X	X
Henri Seydoux				X	X
Linda Gillespie Stuntz		Chair	X

Audit Committee

The Audit Committee consists of four independent directors who meet the independence and other requirements of the NYSE’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of Schlumberger’s internal audit function. The authority and responsibilities of the Audit Committee include the following:

•	evaluate the independence and qualification of the Company’s independent registered public accounting firm;

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;

•	review with the Company’s independent registered public accounting firm the scope and results of its audit, and any audit problems or difficulties and management’s response;

•	discuss with management Schlumberger’s risk assessment and risk management policies;

•	discuss Schlumberger’s annual audited financial statements and quarterly unaudited financial statements with management and the Company’s independent registered public accounting firm;

•

review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

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discuss with management and the independent registered public accounting firm Schlumberger’s earnings press releases, as well as the type of financial information and earnings guidance, if any, provided to analysts and rating agencies;

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review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•	set policies for the hiring of employees or former employees of the Company’s independent registered public accounting firm;

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review with the internal audit department the status and results of the Company’s annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

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establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential, anonymous submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters; and

•	prepare an annual audit committee report for Schlumberger’s annual proxy statement.

The Company’s independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, fees and terms for audit and other services provided by the Company’s independent registered public accounting firm.

The Board of Directors has determined that Messrs. Camus, Isaac and Lajous, who are independent under applicable NYSE listing standards, are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/audit_committee.asp?.

Compensation Committee

The Compensation Committee consists of four independent directors who meet the independence requirements of the NYSE’s listing standards. The purpose of the Compensation Committee is to assist Schlumberger’s Board of Directors in discharging its responsibilities with regard to executive compensation, periodically review non-executive directors’ compensation, oversee Schlumberger’s general compensation philosophy, serve as the administrative committee under Schlumberger’s stock plans and prepare the annual Compensation Committee Report required by the rules of the SEC. The authority and responsibilities of the Compensation Committee include the following:

•

review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s Chief Executive Officer to the full Board meeting in an executive session of independent directors. The Compensation Committee bases its recommendations regarding CEO compensation on:

•	CEO performance in light of those objectives;

•	the Company’s financial and business performance, and relative stockholder returns;

•	the CEO’s compensation in prior years; and

•	the Company’s objective to be competitive with comparable peer group companies;

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review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their annual compensation, including salary, annual cash incentive and long-term incentives (sometimes referred to as “LTIs”);

•	select appropriate peer companies against which the Company’s executive compensation practices are compared;

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review incentive compensation and equity based plans, and advise management and the Board of Directors on the design and structure of the Company’s compensation and benefits programs and policies and recommend changes to the Board;

•	administer and make awards under the Company’s stock option plans and review and approve annual stock allocation under those plans;

•

monitor trends and best practices in director compensation and stock ownership guidelines and recommend changes to the Board as it deems appropriate in accordance with Schlumberger’s Corporate Governance Guidelines;

•

monitor and review the Company’s overall compensation and benefits program design to ensure continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives, and alignment with stockholder interests;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;

•	establish stock ownership guidelines for executive officers and other key position holders;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement; and

•	submit a Compensation Committee Report recommending to the Board that the CD&A be included in the Company’s annual proxy statement.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and Schlumberger’s governing documents.

The Compensation Committee has retained Towers Watson as an independent consultant with respect to executive compensation matters. Towers Perrin merged with Watson Wyatt effective January 2010 and became Towers Watson. This merger had no material effect on the executive compensation services provided by Towers Perrin to Schlumberger during 2009. The consultant reports to and acts solely at the direction of the Compensation Committee. Schlumberger management does not direct or oversee the activities of Towers Watson with respect to the Company’s executive compensation program. Towers Watson prepares compensation surveys for review by the Compensation Committee each October, in advance of the annual executive officer compensation review the following January. Towers Watson works with the Company’s human resources function to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the compensation surveys conducted by Towers Watson at the direction of the Compensation Committee. Towers Watson and the Company’s human resources function also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Towers Watson to prepare an analysis of each named executive officer’s compensation. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and other salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees.

The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of financial and personal objectives with respect to the prior year’s results. The purpose is to determine whether any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation

Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Elements of Compensation—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust salaries or grant stock options at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing

Establish executive officer financial objective(s)	January of each fiscal year for current year

Establish executive officer personal objectives	Early in the first quarter of the fiscal year for current year

External consultants provide analysis for compensation committee to evaluate executive compensation	October of each year for compensation in the following fiscal year

Evaluate executive performance (achievement of objectives established in previous fiscal year) and recommend compensation based on those results	Results approved in January of each fiscal year for annual cash incentive with respect to prior year. The incentive earned in prior fiscal year is paid in February of the current fiscal year.

Review and recommend base salary and determine stock option grants	January of each fiscal year for base salary for that year and for stock options to be granted

The Compensation Committee has also retained Towers Watson as an independent consulting firm with respect to director compensation matters. The consultant reports exclusively to and acts solely at the direction of the Compensation Committee. The consultant prepares an analysis of competitive non-employee director compensation levels and market trends using the same peer groups as those used in the executive compensation review.

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/compensation_committee.asp?.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five independent directors who meet the independence requirements of the NYSE’s listing standards. The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;

•	evaluate the suitability of potential nominees for membership on the Board;

•	periodically review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;

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recommend to the Board the number and names of proposed nominees for election as director at the annual meeting of stockholders and, in the case of a vacancy on the Board, the name of an individual to fill the vacancy;

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consider the resignation of a director who has changed his or her principal occupation or employer, and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	review the direct and indirect relationships of members of the Board with the Company or its management and assist the Board with its determination of the independence of its members;

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monitor trends and best practices in corporate governance, periodically review the Company’s Corporate Governance Guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws and in the policies and practices of the Board;

•	perform the functions of the Committee under the Company’s Policy with respect to Related Person Transactions;

•	quarterly review the Company’s Ethics and Compliance Program;

•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;

•	oversee the annual assessment of Board effectiveness and report to the Board;

•	periodically review and make recommendations to the Board regarding new director orientation and director continuing education;

•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;

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approve the membership of any executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their existing status as director on any other listed company board; and

•	advise the Board on succession planning.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/nomgov_committee.asp?.

Finance Committee

The Finance Committee advises the Board and management on various matters, including dividends, financial policies and the investment of funds. The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;

•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:

•	the capital structure of the Company, including the respective level of debt and equity, the sources of financing and equity and the Company’s financial ratios and credit rating policy;

•	the Company’s dividend policy; and

•	the issuance and repurchase of Company stock;

•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;

•	review the investor relations and stockholder services of the Company;

•	review the financial aspects of any acquisitions submitted to the Board and, as delegated to the Finance Committee by the Board, to review and approve any acquisitions covered by such delegation;

•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and

•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/finance_committee.asp?.

Technology Committee

The Technology Committee advises the Board and management on various matters, including the following:

•	research and development: strategies and priorities; and

•	the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology, systems integration and university relationships.

The Technology Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/tech_committee.asp?.

Communication with the Board

The Board has established a process for all interested parties, including stockholders and other security holders, to send communications, other than sales-related communications, to one or more of its members. Interested parties may contact the Board or any Schlumberger director (including the lead director) by writing to them at the following address:

Schlumberger Limited

c/o the Secretary

5599 San Felipe, 17th Floor

Houston, Texas 77056

All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual General Meeting

The Board’s policy regarding director attendance at the annual general meeting of stockholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. One director attended the annual general meeting of stockholders in 2009.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which:

•	the Company is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related party transaction involving Schlumberger or its subsidiaries and related persons. The Nominating and Governance Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Corporate Governance Guidelines and Code of Ethics

Copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics are available at the Company’s corporate governance website located at www.slb.com/content/about/corpgovernance.asp?.

AUDIT COMMITTEE REPORT

During 2009, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, including matters raised by the independent registered public accounting firm pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the Company’s management and independent registered public accounting firm the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the SEC. The Audit Committee reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Company’s independent registered public accounting firm provided the Audit Committee with written disclosures required by the Public Company Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent registered public accounting firm’s report to the Audit Committee, the Audit Committee recommended that the Board include the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Philippe Camus	Nikolay Kudryavtsev
Tony Isaac, Chair	Adrian Lajous

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes Schlumberger’s compensation policies and practices as they relate to the executive officers identified in the Summary Compensation Table below (the “named executive officers”) and the other executive officers. The purpose of the CD&A is to explain what the elements of compensation are; why the Compensation Committee selects these elements; and how the Compensation Committee determines the relative size of each element of compensation. Included in this CD&A are decisions made in 2009 affecting 2009 base salaries and long term incentives, as well as annual cash incentive awards earned in 2009 but paid in February 2010.

Executive Compensation Philosophy

Schlumberger prides itself on having a strong pay-for-performance culture that runs through the whole Company but starts at the top with the named executive officers. Schlumberger has no employment agreements for its executive officers, no severance or change-in-control agreements, only minimum perquisites and no executive pension or insurance plans, other than those providing supplemental benefits (available to all eligible employees) to cover income that exceeds plan limits.

Schlumberger’s longstanding compensation philosophy is to pay senior executives and professional-level employees for demonstrable performance against goals that have been objectively set and measured. It is driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term and to support the Company’s values in the areas of people, technology and profitability. Promotion from within the Company is a key principle at Schlumberger, and all executive officers, including the named executive officers, have reached their current positions through career development with the Company. A diverse workforce is a very important part of Schlumberger’s cultural philosophy. Schlumberger believes its use of a consistent approach to compensation at all levels is a strong factor in achieving a diverse workforce comprised of top global talent.

While the amount of compensation may be different, each of the components of an exempt employee’s compensation package is the same and is applied using broadly the same methodology, which is described below. Exceptions to this principle are generally due to local (i.e., country-specific) requirements. Schlumberger’s compensation programs have been designed so that the higher an executive’s position in the Company, the larger the proportion of compensation at risk or subject to performance criteria that are aligned with creating return for stockholders. Named executive officers receive a greater percentage of their compensation through at-risk pay tied to Company performance than other executives.

Employees globally (including named executive officers) are subject to an annual objectives-setting process and review, and their performance against these objectives affects the compensation they receive. Other factors affecting compensation include:

•	annual Company performance;

•	the job’s impact on Company results;

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the Company’s objective to be competitive with selected companies in oilfield services, exploration and production, refining and pipeline industries and with other selected companies of comparable size and scope, known as the “comparator” or “peer” groups; and

•	leadership, management and technical expertise, performance history, complexity of the position and responsibilities, growth potential, reporting structure and internal pay equity.

Named executive officers receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements. In the event of a change in control, the only compensation and benefits changes for all employees are full vesting of any unexercised stock options and restricted stock units and full vesting in any account balance under the supplemental retirement savings plan. Change in control with regard to stock options is described more fully in the section “Change in Control” in the narrative following the Nonqualified Deferred Compensation table.

Goals of Executive Compensation

In establishing executive compensation, Schlumberger believes that:

•	compensation and benefits should be competitive with peer companies that may compete with the Company for business opportunities and/or executive talent;

•	annual cash incentive and stock option awards should reflect progress toward Company-wide financial and personal objectives and should balance rewards for short-term and long-term performance;

•

the Company’s policies should encourage appropriate executive stock ownership through stock option awards and stock ownership guidelines in order to align the interests of its executive officers with those of its other stockholders; and

•

the overall executive compensation package should enable Schlumberger to attract, motivate and retain talented executive officers, while being linked to performance and keeping in mind shareholder return.

In years of average Company performance, the Compensation Committee generally deems it appropriate to position the compensation of executive officer jobs at or around the median of the market for a comparable position. This means that the package remains competitive enough to attract and retain top talent but does not over-reward average performance. Compensation is targeted to be between the 50th and 75th percentiles or higher for strong business performance, for key skills in critical demand, and for positions that are of high internal value. In exceptional circumstances, the Company pays above the 75th percentile for performance that significantly exceeds the Company’s and the individual’s goals, or for purposes of motivation, reward and retention.

2009 Executive Summary

Overview

In 2009, the executive officers performed well against their business objectives despite a challenging year for most of the industry, including Schlumberger. As more fully described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Schlumberger’s 2009 Annual Report on Form 10-K, the global recession and difficult business environment resulted in reduced exploration and production budgets and lower spending by Schlumberger’s customers.

Despite the economic challenges the Company faced in 2009, the Company returned approximately $1.5 billion to its stockholders through dividends and share repurchases. Furthermore, the Company made several key operational, strategic and economic investments in 2009 to position it for the long-term. As described below, many of these investments were also aligned with the personal objectives of the executive officers:

•	retaining valuable technical employees;

•	maintaining investment levels in research and development;

•	investing in the development of the Quality organization;

•	improving execution through the refinement of the Company’s Engineering, Manufacturing and Sustaining organization; and

•	investing in the Company’s IT infrastructure to improve the Company’s business processes.

Compensation Decisions in 2009

The main elements and goals of Schlumberger’s executive compensation program did not change from fiscal year 2008 to fiscal year 2009. However, the Compensation Committee faced the challenge of achieving the right mix and level of compensation to retain and motivate top executives through the difficult business conditions likely to prevail throughout 2009.

The Compensation Committee took the following actions for 2009:

•	As discussed in the Company’s 2009 proxy statement to stockholders,

•	annual base salary increases were not awarded to any of the named executive officers at the regular review in January 2009;

•	the value of the January 2009 stock option grants was reduced by approximately 20% in comparison to the 2008 grants;

•	the payout on the financial half of the incentive paid in February 2010 for 2009 performance was only 53% of the 100% target, and well short of the 200% maximum potential payout.

•

As the result of a management reorganization effective May 1, 2009, Messrs. Sbiti, Pai and Kibsgaard were given increased levels of responsibility within the Company. As a consequence, Mr. Sbiti’s salary was increased from 700,000 Euros to 925,000 Euros; Mr. Kibsgaard’s salary was increased from $575,000 to 600,000 Euros; and Mr. Pai’s salary was increased from 500,000 Euros to 600,000 Euros. Additionally, Messrs. Sbiti, Kibsgaard and Pai received stock option grants of 125,000, 100,000 and 60,000 options, respectively.

Management of Executive Compensation

The Schlumberger executive compensation program is overseen by the Compensation Committee. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Corporate Governance—Board Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee has engaged the independent consulting firm of Towers Watson with respect to executive compensation matters. For more information on this engagement, see “Corporate Governance—Board Committees—Compensation Committee” above.

Elements of Compensation

General

Schlumberger’s executive compensation program consists of three primary elements:

•	base salary;

•	performance-based annual cash incentive; and

•	long-term equity incentives.

These elements allow the Company to remain competitive in attracting and retaining executive talent, and to motivate executives with current and potential future financial rewards. At the same time, this relatively simple compensation plan can be applied and communicated consistently to exempt employees of more than 140 nationalities working in approximately 80 countries globally. Schlumberger sees diversity of its work force as a business imperative enabling the Company to service clients anywhere in the world.

Relative Size of Direct Compensation Elements

In setting executive compensation, the Compensation Committee considers the total compensation that it wishes to pay to an executive officer based on the factors described in this CD&A, as well as each element of the compensation as discussed below. The Committee aims to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The pie charts below show the average percentage of 2009 base salary, target cash incentive and 2009 long-term equity incentive (LTI) award for the named executive officer positions in comparison to the two external peer groups identified by Towers Perrin in September 2009, and indicate that Schlumberger’s current pay mix is close to that of both peer groups, although somewhat more weighted towards at-risk LTI compensation. This table is based on compensation data as it appears in Towers Perrin’s September 2009 report.

The Committee relies on its own judgment in making compensation decisions for the named executive officers after reviewing the size and mix of the compensation elements for executive officers against those of companies in the comparator groups. The size and mix of each element in total direct compensation is based on:

•	job impact on the Company;

•	overall Company and individual performance;

•	external market practice of companies in the two comparator groups; and

•	the recommendations of the CEO (except for his own compensation).

The level of incentive compensation increases in relation to an executive officer’s increased responsibilities. This is because the more senior the job, the more the executive officer can affect Company results either positively or negatively, with a corresponding effect on his or her own compensation package. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on positive annual results and positive stock price performance, described as “at risk” compensation, more closely aligns an executive officer’s interests with those of the stockholder. If the stockholder gains, the executive officer also gains, and vice-versa.

The Compensation Committee does not aim to achieve a specific target of cash versus equity-based compensation or annual versus long-term incentive compensation. Instead, the Committee relies on the processes described in this CD&A to determine the appropriate levels for each element of compensation.

The Compensation Committee may at its discretion modify the mix of base, annual and long-term incentives or otherwise adjust the total compensation to best fit an executive officer’s specific circumstances. The Committee may also increase the size of stock option grants to an executive officer if the total number of career stock option grants does not adequately reflect the executive’s current position with the Company.

Selection of Comparator Companies

The Compensation Committee annually approves the companies used in the executive compensation analysis based on surveys conducted by the Compensation Committee’s independent executive compensation consultant. The surveys are based on criteria established and provided by the Committee, which include:

•	competition in the oilfield services industry;

•	global presence and scope of international operations;

•	competition for executive talent;

•	leadership position in the oil and gas sector; and

•	comparable revenues.

To prepare for the compensation analysis, the Company’s executive compensation department works with the executive compensation consultants to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

While the comparator market data provide guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. The Committee also considers the value of an executive officer’s position to the Company, the market demand for those skills and the other factors described in this CD&A.

Two peer groups are used for the compensation analysis. The two peer groups were first reviewed in July 2008 and were then further reviewed in October 2008 in preparation for the January 2009 compensation review.

The first peer group comprised 30 companies in the oil services, exploration and production, refining and pipeline industries, including 10 direct competitors in the oilfield services industry, all of which were part of Value Line’s Oilfield Services Industry Group. Nine international energy and energy-related companies that also met the established criteria were included in this peer group, reflecting the Company’s international operations. Although Schlumberger is an oilfield services company, the Compensation Committee decided that it is important to include oil exploration and production companies in the survey as they compete with Schlumberger for talent. Also, since Schlumberger is significantly larger than many of its direct competitors in the oilfield services industry, the addition of the exploration and production companies provides a more complete comparator group.

OIL INDUSTRY PEER GROUP: Oil services, E&P, refining and pipeline
Anadarko Petroleum	Baker Hughes	BG Group	BHP Billiton	BJ Services
BP	Cameron International	Canadian Natural Resources	Chevron	CITGO
ConocoPhillips	ENI	Exxon Mobil	Halliburton	Hess
Marathon Oil	Murphy Oil	Nabors Industries	Noble	Occidental Petroleum
Parker Drilling	Repsol	Royal Dutch Shell	Smith International	Sunoco
Statoil Hydro	Total	Transocean	Valero	Weatherford

Schlumberger uses a second “general industry” peer group to provide data from similarly-sized companies and supplement the data from the oil group, whose companies are closest to Schlumberger in industry type but have widely varying revenue sizes. Like the first comparator group, this second group also includes non-US companies. The Committee also considers data from the second peer group as it deems necessary or advisable insofar as data from the first peer group may not exist, or may be insufficient, for some executive officer positions. The second group is also particularly relevant for staff positions.

In 2007, the general industry peer group included 50 companies with revenues from $10 billion to $30 billion and median revenue of $17.7 billion. As Schlumberger’s total revenue for 2007 grew to $23.3 billion, the Compensation Committee decided that it was appropriate in 2008 to alter the revenue range to include companies with revenues from $15 billion to $40 billion, of which there were 38. The median revenue of this revised group was $23.3 billion. Prior to the change, Schlumberger’s 2008 revenue ranked at approximately the 79th percentile of the group, which was considered high in the range. After the change, Schlumberger’s 2008 revenue ranked at approximately the 62nd percentile, which was considered to be a better position in the range. Excluded from this peer group are companies from industry sectors that do not have a global presence and are least comparable to Schlumberger’s areas of focus, such as companies in retail and financial services.

GENERAL INDUSTRY PEER GROUP: $15B to $40B sales with technical and global focus
3M	Abbot Laboratories	Accenture	Alcatel-Lucent	Alcoa
Apple	BAE Systems	Bayer	Bristol-Myers Squibb	Canon
Cisco Systems	DuPont	EDS	Eli Lilly	Emerson Electric
Freeport-McMoran Copper & Gold	Goodyear Tire & Rubber	Henkel	Honeywell	Intel
International Paper	Kimberly-Clark	Phillips Electronics	Lenovo	Merck
Motorola	NIKE	Novartis	Oracle	Rio Tinto
SCA	Schneider Electric	Tech Data	Unilever	US Steel
Whirlpool	Wyeth	Xerox

Apart from the change to the general industry revenue range, the Compensation Committee decided to retain the same peer group criteria for 2008 as in 2007 in order to provide a stable basis for comparison for the January 2009 analysis.

Pay Mix and Internal Pay Equity

A review of pay mix and internal pay equity was carried out by Towers Perrin and was discussed by the Compensation Committee at its October 2009 meeting. Regarding pay mix, the Committee reviewed the elements of pay for the executive officers, including the named executive officers, in relation to each other and in comparison with the average pay mix of the Company’s other executive officers. The Committee noted that the LTI portion for Messrs. Sbiti, Pai and Kibsgaard was larger in 2009 than in 2008 because each of them received a stock option grant in January 2009 (although reduced from 2008), and an additional stock option grant in April 2009 as the result of a new job assignment and increased responsibilities arising from the management reorganization described above in “2009 Executive Summary.” For all other executive officers, the 2009 pay mix was more weighted toward base and incentive pay in comparison with 2008, due to the reduced LTI award in January 2009. Having noted these observations, the Committee considered that the pay mix was appropriate.

Regarding internal pay equity, the Committee reviewed the CEO position in relation to the other named executive officers positions, and the named executive officer positions both in relation to each other and in comparison with the average of the other executive officer positions. The Committee noted that the ratio between the CEO and the second highest paid officer (Mr. Sbiti) had declined in comparison with the 2008 ratio due to the additional LTI grant awarded to Mr. Sbiti in April 2009. The positioning of the third and fourth highest paid named executive officers was also higher due to their April 2009 LTI grants. The Committee concluded that internal pay equity was appropriate.

Pay-for-Performance

In order to specifically focus on pay-for-performance, the Compensation Committee in July 2009 reviewed a pay-for-performance assessment of the cash incentives paid to the named executive officers in 2009. The assessment was against the oil industry peer group as furnished by Towers Perrin, and provided data on the actual 2008 annual cash incentive paid in 2009 to named executive officers in the oil industry peer group as a percentage of their target annual incentive. This was compared with both achieved earnings per share and total shareholder return of their respective companies. In making this comparison, the Compensation Committee reviewed the position of Schlumberger’s CEO against other CEOs in the oil industry peer group. It then separately reviewed the other named executive officers against other named executive officers in the oil industry peer group. As a result of this review, the Compensation Committee concluded that Schlumberger’s cash incentive pay practices were aligned with its pay-for-performance philosophy.

Cash Compensation

Base Salary

Base salary is the fixed portion of an executive’s annual cash compensation. The fact that base salary is fixed means that an executive officer has some stability of income when the other compensation elements are variable and not guaranteed. On appointment to an executive officer position, the base salary is set at a level competitive with base salaries in the two peer groups and takes into account factors such as the performance, experience and long-term potential of the individual, as well as internal pay equity and Company performance. This means typically that base salary for executive officers is targeted to be between the median and the 75th percentile of both peer groups.

Base salaries for each executive officer position are compared annually with similar positions in both peer groups. A base salary change for an executive officer, except the CEO, is both recommended by the CEO and approved by the Compensation Committee according to:

•	market movement of salaries in the peer groups;

•	comparison to internal peer positions;

•	the Company’s performance during the year relative to the previous year and to its market peers; and

•	overall individual performance against objectives.

The base salary of the CEO is reviewed by the Compensation Committee in executive session and recommended for approval to the independent members of the Board of Directors, based on the same criteria as above.

A base salary for an executive officer position is generally fixed for several years, which means that increases are usually more significant when they occur. If business or individual performance is below target, the Compensation Committee has the discretion to award no base salary increase as is described further below. The Compensation Committee may, on occasion, adjust an executive officer’s base salary during the year if the executive officer is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience. There are also occasions when a base salary may be reduced such as when an executive officer moves to a position of lesser responsibility in the organization. Alternatively, the base salary can be frozen for a number of years until it falls in line with comparable positions in the peer groups. This depends on individual situations.

Base Salary Decisions in 2009

As discussed above, the Compensation Committee decided not to award any annual base salary increases to its executive officers at the regular review in January 2009, in light of the difficult global business environment and Company-specific operating conditions. Mr. Gould’s base salary, which has not changed since January 2006, remained at $2,500,000, and placed him above the 75th percentile of both peer groups. Mr. Ayat’s base salary remained at $750,000, which placed him above the 75th percentile of the oil industry peer group and just above the median of the general industry peer group.

As the result of the April 2009 management reorganization described above, Mr. Sbiti was appointed Executive Vice President, Schlumberger Limited; Mr. Kibsgaard was appointed President Reservoir Characterization Group based in Paris; and Mr. Pai was appointed Vice President Operations. In light of these changes, the Compensation Committee considered these individuals’ increased levels of responsibility in their new positions, as well as their performance in past positions, their potential for growth in future positions with the Company, and retention in the current environment. As a consequence, Mr. Sbiti’s base salary was increased from 700,000 Euros to 925,000 Euros. This placed him above the 75th percentile of the general industry peer group and significantly above the 50th percentile of the oil industry peer group. There was insufficient data at the 75th percentile of the oil industry peer group to determine where Mr. Sbiti was placed relative to this percentile. Mr. Kibsgaard’s base salary was increased from $575,000 to 600,000 Euros and Mr. Pai’s base salary was increased from 500,000 Euros to 600,000 Euros. These increases placed both Mr. Kibsgaard and Mr. Pai above the 75th percentile of both industry peer groups.

Annual Cash Incentive

The Company pays annual performance-based cash incentives to named executive officers to foster a results-driven, pay for performance culture and to align their interests with those of Schlumberger’s stockholders. The Compensation Committee selects performance-based measures which it believes will motivate an executive to increase operating results in the short-term as well as to drive profitable long-term Company growth and value for the stockholders.

The annual cash incentive for the named executive officers ranges from 0% to 75% to 0% to 100% of base salary, depending on the position. Half of the potential range is based on the satisfactory completion of personal objectives and the other half of the potential range is based on the achievement of Company financial objectives, which is described in the section entitled “2009 Annual Cash Incentive.” The incentive is performance-based and is paid out in February according to the achievement of both personal and financial objectives during the previous fiscal year.

The financial half of the incentive has an incremental financial element, which can double the payout on achievement of superior financial results. This enhanced incentive is only applied to the CEO, operations and staff positions reporting to the CEO, to positions reporting to executive officers and to certain categories of operations and staff positions that have a significant impact on the Company’s success. The Compensation Committee reviews and recommends to the full Board the financial objectives for both the CEO and the other executive officers. The Committee approves the personal objectives for the CEO and assesses his performance against those objectives in determining the actual level of the annual cash incentive award, which is subject to final approval by the Board. The CEO approves the personal objectives for the other executive officers, including the other named executive officers, and the Committee reviews and approves the results. The half of the incentive based on personal objectives has no incremental element.

2009 Annual Cash Incentive

As in previous years, the financial half of the annual cash incentive for all executive officers in 2009 was based on earnings per share from continuing operations (“EPS”).

The Compensation Committee selected EPS as the most appropriate measure upon which to base the financial portion of the annual cash incentive because it believes that consistent EPS growth leads to long-term shareholder value and that EPS is the metric most widely used by investors and analysts to evaluate the performance of Schlumberger. When considering the Company’s operating results, the Compensation Committee has the discretion to decide whether to take into account the effect on EPS of unusual or infrequent charges or gains depending on the nature of the item. The Compensation Committee exercises its discretion when it believes that executives and other employees would be unfairly harmed by, or would unfairly benefit from, these items.

The process used to set these annual EPS targets starts with a review of plans and projections following bottom-up planning from the field, which looks at factors including:

•	activity growth potential as measured by the number of rigs;

•	pricing;

•	anticipated exploration and production (E&P) spending; and

•	introduction of new technology.

In 2006, 2007 and 2008, the EPS objectives had provided the opportunity to increase the financial half of the annual cash incentive from 100% to 300% of the incentive potential for those eligible, due to the significant potential for growth. However, due to the difficult business outlook at the beginning of 2009, the Compensation Committee decided that the maximum incentive opportunity for the financial-based portion of the annual incentive would be 200% instead of the 300% available in previous years. The Committee believed it was important to set EPS targets that, while very difficult to achieve in the context of the global recession, were realistic; however, the Committee decided not to retain the incentive potential of 300% in a year in which EPS was likely to be significantly less than the previous year. As in prior years, no cash incentive would be paid if the minimum 2009 EPS target was not met.

The following shows the formula for the financial half of the 2009 annual cash incentive:

•

An EPS of at least $2.50 was needed to trigger a payment of 25% of the financial half of the incentive payment, below which no financial incentive would be paid. The EPS target of $2.50 represented a 43% reduction against EPS of $4.42 actually earned for 2008.

•	In order for 100% of the financial half of the incentive to be paid, 2009 EPS achieved had to be at least $3.25. This goal represented a 26% reduction against EPS actually earned for 2008.

•	An EPS of at least $3.75 was needed to achieve 200% of the financial half of the incentive, which represented a 15% reduction against EPS actually earned for 2008.

If the EPS result achieved was between two targets, then the financial incentive payment would be pro-rated.

For 2009, reported EPS was $2.61. In reviewing the Company’s performance against the target, as well as global economic conditions, the Committee excluded the charges of $0.17 per share taken in the second quarter of 2009 from the EPS calculation in determining whether executives were eligible for the financial half of the annual incentive. These charges related primarily to non-cash pension and other postretirement benefit curtailment charges following the reduction in the Company’s global workforce as a result of the difficult business environment. Consequently, the Compensation Committee decided that for the purposes of calculating the financial half of the cash incentive payment, it would use an EPS of $2.78. This resulted in a payout of 53% of the 100% target. The Compensation Committee adjusted for these charges because it believed that the decision to reduce the Company’s global workforce was in the Company’s best interest and that it was not appropriate to reduce the financial half of the cash incentive payment because of the adverse effects of these charges on the Company’s 2009 earnings.

The second half of the cash incentive is related to personal objectives that are specific to each executive officer position and may relate to:

•	technology or geographical profitability or revenue growth;

•	new technology introduction and market penetration;

•	acquisitions or divestitures;

•	non-financial goals that are important to the Company’s success, including:

•	people-related objectives such as retention and diversity;

•	ethics and compliance;

•	safety objectives; and

•	any other business priority.

The award for the personal half of the cash incentive was based on the specific results each named executive officer achieved, as determined by the Compensation Committee.

All of the named executive officers had objectives related to people, which included reducing headcount to match activity levels while at the same time retaining key talent, as well as targets related to diversity. These were mostly achieved.

All of the named executive officers had objectives related to mergers and acquisitions, which were partly achieved.

Messrs. Gould, Sbiti and Pai had objectives related to safety, which included launching a campaign on driving safety with a specific focus on fatigue management. These were to a large extent achieved. They also had objectives involving client relationships and collaborative projects, which were mainly achieved.

Messrs. Sbiti, Pai and Kibsgaard had objectives on the “Excellence in Execution” quality initiative, which included improved service delivery and removing overlap in the field decision-making process. These were mostly achieved.

Messrs. Ayat, Sbiti and Pai had objectives related to cost and cash management, which were partly achieved.

Messrs. Gould and Kibsgaard had objectives on technology and new business development, which were mostly achieved.

Mr. Gould had additional objectives on research, development and manufacturing, including the rationalization of the product centers, and these were achieved.

Mr. Ayat had additional objectives on debt restructuring and currency management, which were mainly achieved.

2009 Annual Incentive as a Percentage of Base Salary

Name	Total Incentive Range Eligibility	Financial Half Incentive Eligibility	Financial Half Incentive Achieved	Personal Half Incentive Eligibility	Personal Half Incentive Achieved	Total 2009 Incentive Paid as a % of Base Salary
A. Gould	0-100	50	27	50	45	72
S. Ayat	0-100	50	27	50	45	72
C. Sbiti	0-100	50	27	50	40	67
P. Kibsgaard	0-75	37.5	20	37.5	30	50
S. Pai	0-75	37.5	20	37.5	32	52

Long-Term Incentives

Stock Options

Stock options are designed to give high-value employees, including named executive officers, a longer-term stake in the Company, provide incentives for future performance, act as a long-term retention tool and align employee and stockholder interests over the longer term. Schlumberger currently uses stock options as its sole long-term incentive for executive officers as it believes that they align employee incentives with stockholders interests. Since a financial gain from stock options is possible only after the price of the common stock has increased, the Company believes that grants of stock options motivate executives and other employees toward behavior and activities that benefit all stockholders.

Stock Options Granted to Executive Officers in 2009

The Compensation Committee makes grants of stock options to reward prior performance but also to retain executive officers and to provide incentives for future exceptional performance. The value of a stock option grant increases with the level of position, and for the CEO is typically the largest element of the total compensation package. In determining the value of grants of stock options to be made to executive officers, the Compensation Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the size and mix of the compensation elements for an executive officer;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions in the comparator groups;

•	the total value and number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants; and

•	a review of the internal equity of peer position career grants.

Once the dollar value of the stock option grant for a named executive officer has been determined based on the above factors, it is converted into a number of stock options on a fair value basis using the Black-Scholes formula.

January 2009 Stock Option Grants.  The table below details the value and number of stock options granted in January 2009 to the named executive officers. The fair value of each grant was estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions set forth in footnote 4 to the Summary Compensation Table below.

January 2009 Stock Option Grants

Name	Fair Value of Grant	Number of Options Granted
A. Gould	$8,800,000	680,000
S. Ayat	$1,600,000	125,000
C. Sbiti	$3,200,000	250,000
P. Kibsgaard	$1,280,000	100,000
S. Pai	$1,088,000	85,000

In determining the values for the 2009 stock option grants to the named executive officers, the Compensation Committee first took into consideration the factors listed immediately above, giving particular weight to the overall strong performance of the Company and of each named executive officer in 2008. In particular, the Compensation Committee considered that despite the very difficult operating environment in late 2008, Schlumberger was able to deliver more than $27 billion in revenue during the year, an increase over 2007 revenue, and EPS of $4.42, another increase over 2007. As a result, the Compensation Committee determined that it was appropriate to use the stock option grant values for options granted in January 2008 as guidance for setting the values of the 2009 LTI awards.

In light of the rapidly deteriorating economic conditions, the Compensation Committee in December 2008 requested Towers Perrin to provide market information about the likely compensation decisions to be made by companies in the difficult economic environment. Towers Perrin provided the results of its polls of companies in both the general industry and oil industry peer groups, conducted in December 2008 and early January 2009. The polls revealed that many of the companies were considering lowering their LTI value for awards in 2009, with an average reduction to targets of approximately 20%. The Compensation Committee also considered Schlumberger’s lower-than-expected growth and profitability in the fourth quarter of 2008, the significant fall in Schlumberger’s share price and an uncertain business outlook for 2009 due to extraordinarily difficult business conditions. Based on these considerations, and in spite of the Company’s overall strong operational performance in 2008, the Compensation Committee decided to reduce by 20% the stock option grant values in January 2009 relative to the target stock option award values established in January 2008. Mr. Boutte was the only exception to this, as the reduction in his LTI value was more than 20%.

April 2009 Stock Option Grants.  Stock option grants were made to Messrs. Sbiti, Kibsgaard and Pai in April 2009 as a result of new appointments and additional responsibilities in connection with the management reorganization discussed above. The Compensation Committee decided that stock options awards of significant size should be granted to these three named executive officers also to recognize their valuable contributions to the Company, as well as for retention purposes. The value of stock options granted to Mr. Kibsgaard was designed to increase the number of his career stock options portfolio in light of his promotion and increased responsibilities.

The table below sets forth the fair value and number of stock options granted to Messrs. Sbiti, Kibsgaard and Pai in April 2009. The fair value of each grant was estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions set forth in footnote 4 to the Summary Compensation Table below.

April 2009 Stock Option Grants

Name	Fair Value of Grant	Number of Options Granted
C. Sbiti	$1,940,000	125,000
P. Kibsgaard	$1,600,000	100,000
S. Pai	$970,000	60,000

Stock Option Granting Process

The Compensation Committee is responsible for option grants under Schlumberger’s stock option and incentive plans. The Committee approves a preliminary budget for stock option grants for the following year at each October Compensation Committee meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the groups and approved by the CEO. The Compensation Committee approves and grants all stock option awards, paying particular attention to executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board of Directors. Awards for the CEO are granted by the Committee following approval by the full Board.

The regular Board of Directors and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, on the third or fourth Thursday of January, April, July and October, and the committee meetings held the day before each Board meeting. The timing of these committee meetings is not determined by any of the Company’s executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee sets the grant date as the day of the Board meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time stock option grant decisions are made, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, annual stock option grants are made at the January meeting of the Compensation Committee, although specific grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility or a specific achievement. It is Schlumberger’s policy to make awards to executive officers and other employees at the same time.

The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the NYSE on the date of grant, which has been the practice for many years.

Stock options generally have five-year ratable vesting, except for those granted to employees in France, which have four-year cliff vesting (meaning that all options vest at a single point in time). The Board and the Compensation Committee have the discretion to grant stock options with different vesting schedules as they deem necessary. Stock options are awarded to employees in professional-level jobs, but each general grant typically includes fewer than 10% of this population. The selection process for employees recommended for a grant is the same for all employees and is based on management’s decision regarding the performance and potential of each individual, the individual’s success in achieving both financial and personal objectives and the desire to retain key employees while motivating future exceptional performance. The list of recommendations to the Compensation Committee is reviewed through the Executive Vice President of Schlumberger Limited and is approved by the Vice President of Personnel and the CEO.

Important Factors in Understanding Schlumberger’s Use of Stock Options

The Company’s stock option plans do not permit the following:

•	granting of stock options at a price below the fair market value on the grant date;

•	repricing, or reducing the exercise price of a stock option;

•	substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant; or

•	granting options with a “reload” feature.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. As a result, the Committee has established the following stock ownership guidelines applicable to executive officers and other key position holders.

Title	Stock Ownership Guidelines
CEO	5 times base salary
Executive Vice President	3 times base salary
Other Officers	1.5 times base salary
Key Staff Positions	1 times base salary

Each executive covered by the guidelines must hold in shares at least 30% of their entire gain on every stock option exercise for a period of six months. Those who do not meet the guidelines after the six-month holding period must continue to hold the shares until the guidelines are met. There is no specified timeline to achieve the guidelines, as many of the executives do not exercise their stock options until the later part of their option term.

The stock ownership guidelines also specify that any individual covered by this policy may not purchase, sell or enter into any other market transactions with respect to Schlumberger stock during any “blackout” period. A blackout period usually applies from the beginning of the first day following the last month of each fiscal quarter (January, April, July and October 1 of each year) up to and including two full trading days after the public release of Schlumberger’s quarterly or annual financial results. In addition to the regularly scheduled blackout periods, Schlumberger may impose additional blackout periods during which there may exist material non-public information about Schlumberger, such as major acquisitions and divestitures.

Prohibition on Speculation in Schlumberger Stock

Schlumberger’s stock ownership guidelines prohibit executives from speculating in the Company’s stock, which includes, but is not limited to, short selling (profiting if the market price of the common stock decreases); buying or selling publicly traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Recoupment of Performance-based Cash Awards

On the recommendation of the Compensation Committee in July 2006, the Board of Directors adopted a policy on recouping performance-based cash awards in the event of specified restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based cash awards paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

Benefits

Retirement Benefits

In line with Schlumberger’s aim to provide careers and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers that both compensation and longer-term benefit plans are important elements of a total compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice on retirement ages. They are designed to complement but not be a substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans that provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on:

•	annual compensation that can be taken into account under qualified plans, or

•	annual benefits that can be provided under qualified plans.

Officers and other employees in the United States whose compensation exceeds the qualified plan limits, are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned, including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement, which is generally offered to executive officers approaching retirement, other than the CEO, at the discretion of the individual and the Company. This practice involves a transition into retirement whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary over time for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to ensure a smooth succession and to provide resources to the Company in particular areas of expertise. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance, and the executive officer continues to vest in previously granted stock options. The executive officer, however, is no longer eligible for additional stock options or, once his or her work time is reduced, for an annual cash incentive.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country-by-country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger minimum standard, the Company generally offers this Schlumberger standard. Executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for executive officers.

No Employment Agreements

Schlumberger does not have employment, severance or change-in-control agreements for any of its executive officers, except for those in connection with phased retirement as described above. The Company’s executive officers serve at the will of the Board of Directors, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time.

Perquisites

Schlumberger provides only minimum perquisites to its executive officers, which (as to the named executive officers) have been identified in the narrative notes to the Summary Compensation Table. The same perquisites are generally available to all professional-level employees. For example, relocation assistance is provided to employees based on a company-wide policy.

Impact of Accounting and Tax Treatment

Accounting Treatment

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model in accordance with applicable accounting standards. Once the fair value of each award is determined, it is expensed in the Company’s income statement ratably over the vesting period.

Tax Treatment

The Company grants both incentive stock options and non-qualified stock options according to US tax regulations. The Company has a qualified French sub plan for stock options, restricted stock and restricted stock units to comply with French regulatory requirements. Stock options granted under the French sub plan have four-year cliff vesting rather than the usual five-year ratable vesting, and restricted stock and restricted stock units granted under the French sub plan have two-year cliff vesting and a two-year holding period rather than the usual three-year cliff vesting schedule.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual covered employee. The Company’s stock option plans provide qualified performance-based compensation for purposes of Section 162(m) and are not subject to the $1 million limitation. The Compensation Committee continues to believe that the cash compensation payable in excess of this amount for the five named executive officers will not result in any material loss of tax deduction relative to the flexibility gained. Section 409A of the Internal Revenue Code requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax. The Company’s compensation programs and awards are designed to make them exempt from or compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Jamie S. Gorelick	Adrian Lajous
Linda G. Stuntz, Chair	Michael E. Marks

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2009 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2009 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)		Total ($)
A. Gould Chairman and Chief Executive Officer	2009 2008 2007	2,500,000 2,500,000 2,500,000	N/A N/A N/A	N/A N/A N/A	8,650,280 9,636,575 9,128,400	1,787,500 1,125,000 3,750,000	944,323 1,168,399 1,360,865	181,250 437,500 591,307	(10)	14,063,353 14,867,474 17,330,572

S. Ayat Executive Vice President and Chief Financial Officer	2009 2008 2007	750,000 750,000 575,000	N/A N/A N/A	N/A N/A N/A	1,590,125 1,779,060 2,282,100	536,250 315,000 845,300	400,685 374,420 213,223	116,559 161,064 147,483	(11)	3,393,619 3,379,544 4,063,106

C. Sbiti(1), (2) Executive Vice President	2009 2008 2007	1,178,927 1,032,478 964,516	N/A N/A N/A	N/A N/A N/A	5,025,000 3,263,400 2,821,130	783,981 443,953 1,401,907	275,832 547,786 851,533	82,569 173,436 214,404	(12)	7,346,309 5,461,053 6,253,490

P. Kibsgaard(3), (4) President Reservoir Characterization Group	2009	746,451	N/A	N/A	2,889,100	362,136	128,129	202,964	(13)	4,328,780

S. Pai(5) Vice President, Operations	2009 2008	785,945 717,844	N/A N/A	N/A N/A	2,051,485 1,186,040	403,814 229,794	363,433 275,071	126,423 207,566	(14)	3,731,100 2,616,315

(1)	Mr. Sbiti is paid in Euros. For purposes of this table, compensation has been determined using the 2009, 2008 and 2007 average exchange rates of 1 U.S. Dollar = 0.721 Euros, 1 U.S. Dollar = 0.678 Euros and 1 U.S. Dollar = 0.734 Euros, respectively.

(2)	Effective February 8, 2010, Mr. Sbiti changed roles and assumed the position of Senior Executive Advisor to the Chairman and Chief Executive Officer.

(3)	Mr. Kibsgaard was paid for part of 2009 in Euros. For purposes of this Summary Compensation Table, compensation has been determined using the exchange rate of 1 U.S. Dollar = 0.721 Euros.

(4)	Effective February 8, 2010, Mr. Kibsgaard was appointed Chief Operating Officer of Schlumberger Limited.

(5)	Mr. Pai is paid in Euros. For purposes of this table, compensation has been determined using the 2009 and 2008 exchange rate of 1 U.S. Dollar = 0.721 and 1 U.S. Dollar = 0.678 Euros, respectively.

(6)	The annual cash incentive paid to Schlumberger’s named executive officers is included in the column “Non-Equity Incentive Plan Compensation.”

(7)	The amount reflected in this column is the aggregate grant date fair value for grants during the fiscal year ended December 31, 2009, computed in accordance with applicable accounting guidelines. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

	2009	2008	2007
Dividend yield	1.2%	1.0%	1.1%
Expected volatility	34%	31%	33%
Risk free interest rate	2.1%	3.2%	4.7%
Expected option life	6.9 years	7.0 years	7.0 years
Weighted-average fair value per share	$13.05	$29.21	$22.82

(8)	The amounts in this column reflect the change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans. There are no nonqualified deferred compensation earnings reflected in this column because no executive officer received above-market or preferential earnings on such compensation during 2007, 2008 or 2009.

(9)	All of the perquisites included and described in the column “All Other Compensation” are generally available to all of the Company’s exempt employees. Relocation assistance is provided to all employees on a Company-wide basis.

(10)	The amount disclosed for Mr. Gould includes the following:

Item	Amount
	2009	2008	2007
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$67,600	$240,800	$357,500
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$101,400	$180,600	$214,500
Contributions to Schlumberger Profit Sharing Plans	$4,900	$9,200	$11,250
Contributions to Schlumberger 401(k) Plan	$7,350	$6,900	$6,750
Perquisites:
Relocation expenses—miscellaneous	$—	$—	$1,307

Total	$181,250	$437,500	$591,307

(11)	The amount disclosed for Mr. Ayat includes the following:

Item	Amount
	2009	2008	2007
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$16,400	$54,612	$43,055
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$24,600	$40,959	$—
Contributions to Schlumberger Profit Sharing Plans	$4,900	$9,200	$11,250
Contributions to Schlumberger 401(k) Plan	$7,350	$6,900	$6,750
Perquisites:
Relocation expenses—miscellaneous	$—	$—	$3,961
Allowance in lieu of hotel expenses	$37,865	$40,735	$37,602
Child education expenses and cost of annual trip home	$7,416	$8,658	$44,865
Vacation payout due to change in Company’s U.S. vacation accrual policy	$18,028	$—	$—

Total	$116,559	$161,064	$147,483

(12)	The amount disclosed for Mr. Sbiti reflects contributions to the Schlumberger Non-U.S. Profit Sharing Plans.

(13)	The amount disclosed for Mr. Kibsgaard includes the following:

Item	Amount
2009
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$14,069
Contributions to Schlumberger Profit Sharing Plans	$4,900
Perquisites:
Relocation—mobility payment	$82,525
Relocation expenses—miscellaneous	$9,460
Tax preparation expenses in connection with international assignment	$1,556
Cost of annual trip home	$1,318
Allowance in lieu of hotel expenses	$36,454
Vacation payout due to overseas transfer	$52,682

Total	$202,964

(14)	The amount disclosed for Mr. Pai includes the following:

Item	Amount
	2009	2008
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$10,539	$47,512
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$15,808	$35,634
Contributions to Schlumberger Profit Sharing Plans	$4,900	$9,200
Contributions to Schlumberger Non-U.S. Profit Sharing Plans	$10,760	$—
Contributions to Schlumberger 401(k) Plan	$7,350	$6,900
Perquisites:
Tax preparation expenses in connection with international assignment	$2,115	$1,600
Cost of annual trip home	$0	$26,130
Child education expenses	$74,951	$80,590

Total	$126,423	$207,566

Grants of Plan-Based Awards for Fiscal Year 2009

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to Schlumberger’s named executive officers during the year ended December 31, 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
A. Gould	01/22/09	325,000	2,312,500	3,750,000	680,000	37.85	37.27	12.721
S. Ayat	01/22/09	97,500	693,750	1,125,000	125,000	37.85	37.27	12.721
C. Sbiti	01/22/09	153,259	1,090,499	1,768,377	250,000	37.85	37.27	12.355
C. Sbiti	04/23/09	—	—	—	125,000	45.88	46.61	15.490
P. Kibsgaard	01/22/09	72,779	517,851	839,759	100,000	37.85	37.27	12.721
P. Kibsgaard	04/23/09	—	—	—	100,000	45.88	46.61	16.170
S. Pai	01/22/09	76,630	545,250	884,189	85,000	37.85	37.27	12.721
S. Pai	04/23/09	—	—	—	60,000	45.88	46.61	16.170

(1)	These columns show the possible payouts for each named executive officer for fiscal year 2009 based on goals set in January 2009. The possible payouts are performance-driven and completely at risk. The cash incentive amounts earned in 2009 and payable in 2010 are reflected in the “Non-Equity Incentive Plan” column of the Summary Compensation Table. For information regarding the annual cash incentive paid to Schlumberger’s named executive officers with respect to 2009 performance, please read “Compensation Discussion and Analysis—Cash Compensation—2009 Annual Incentive—Total Cash Compensation.”

(2)	The amounts disclosed in this column include option grants made pursuant to the following stock option plans:

	Schlumberger 2008 Stock Option Plan	Schlumberger 2005 Stock Incentive Plan
A. Gould	N/A	680,000
S. Ayat	N/A	125,000
C. Sbiti	125,000	250,000
P. Kibsgaard	100,000	100,000
S. Pai	60,000	85,000

(3)	The exercise price is equal to the average of the high and low per share prices of Schlumberger common stock on the dates of grant, and may be paid in cash or by tendering shares of Schlumberger common stock. Applicable tax obligations may be paid in cash or by withholding of shares of Schlumberger common stock.

The stock options granted in January 2009 vest in five equal annual installments, except those granted in France, which are subject to four-year cliff vesting and are not subject to a profit cap.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information regarding unexercised stock options outstanding for each of our named executive officers as of December 31, 2009.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date

A. Gould	1/19/2005	211,430	0	32.455	1/19/2015
	1/18/2006	600,000	200,000	54.235	1/18/2016
	1/17/2007	160,000	240,000	58.455	1/17/2017
	1/17/2008	65,000	260,000	84.930	1/17/2018
	1/22/2009	0	680,000	37.845	1/22/2019

S. Ayat	10/19/2000	40,000	0	41.141	10/19/2010
	4/17/2002	60,000	0	27.873	4/17/2012
	1/15/2003	60,000	0	20.648	1/15/2013
	7/21/2004	10,000	0	32.618	7/21/2014
	1/19/2005	15,000	0	32.455	1/19/2015
	1/18/2006	45,000	15,000	54.235	1/18/2016
	1/17/2007	40,000	60,000	58.455	1/17/2017
	1/17/2008	12,000	48,000	84.930	1/17/2018
	1/22/2009	0	125,000	37.845	1/22/2019

C. Sbiti	4/17/2002	100,000	0	27.873	4/17/2012
	1/15/2003	200,000	0	20.648	1/15/2013
	7/21/2004	180,000	0	32.618	7/21/2014
	1/19/2005	180,000	0	32.455	1/19/2015
	1/18/2006	195,000	65,000	54.235	1/18/2016
	1/17/2007	0	130,000	58.455	1/17/2017
	1/17/2008	0	120,000	84.930	1/17/2018
	1/22/2009	0	250,000	37.845	1/22/2019
	4/23/2009	0	125,000	45.880	4/23/2019

P. Kibsgaard	1/19/2005	15,000	0	32.455	1/19/2015
	1/18/2006	60,000	20,000	54.235	1/18/2016
	7/19/2006	18,000	12,000	63.545	7/19/2016
	1/17/2008	9,400	37,600	84.930	1/17/2018
	1/22/2009	0	100,000	37.845	1/22/2019
	4/23/2009	0	100,000	45.880	4/23/2019

S. Pai	4/17/2002	160,000	0	27.873	4/17/2012
	7/21/2004	60,000	0	32.618	7/21/2014
	1/19/2005	60,000	0	32.455	1/19/2015
	1/18/2006	58,619	21,381	54.235	1/18/2016
	7/19/2006	18,000	12,000	63.545	7/19/2016
	1/17/2008	8,000	32,000	84.930	1/17/2018
	1/22/2009	0	85,000	37.845	1/22/2019
	4/23/2009	0	60,000	45.880	4/23/2019

(1)	Options granted from July 2003 to January 2006 have four-year ratable vesting and stock price appreciation is capped at 125% of the exercise price on the date of grant. The grants listed above that were made before and after these dates have five-year ratable vesting and no profit cap, except for those granted to employees in France, which have four-year cliff vesting.

Option Exercises and Stock Vested for Fiscal Year 2009

The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2009.

Name	Option Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
A. Gould	1,200,000	45,557,400
S. Ayat	—	—
C. Sbiti	—	—
P. Kibsgaard	—	—
S. Pai	—	—

Pension Benefits

Schlumberger maintains the following pension plans for executive officers and other employees, which provide for lifetime pensions upon retirement based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);

•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);

•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);

•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);

•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”); and

•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year

A. Gould	SLB Pension Plan	12.50	603,277	N/A
	SLB Supplementary Plan	10.00	6,889,027	N/A
	SLB International Staff Pension Plan	13.00	1,657,442	N/A

S. Ayat	SLB Pension Plan	3.25	186,074	N/A
	STC Pension Plan	0.75	58,194	N/A
	SLB Supplementary Plan	3.25	696,395	N/A
	STC Supplementary Plan	0.50	4,209	N/A
	SLB French Supplementary Plan	0.75	137,307	N/A
	SLB International Staff Pension Plan	10.60	703,050	N/A

C. Sbiti	STC Pension Plan	0.92	61,890	N/A
	SLB French Supplementary Plan	4.00	1,931,900	N/A
	SLB International Staff Pension Plan	16.00	1,294,606	N/A

P. Kibsgaard	SLB Pension Plan	1.75	16,840	N/A
	STC Pension Plan	5.00	96,538	N/A
	SLB Supplementary Plan	1.75	96,434	N/A
	STC Supplementary Plan	4.25	136,875	N/A
	SLB International Staff Pension Plan	3.20	102,167	N/A

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year
S. Pai	SLB Pension Plan	5.00	186,386	N/A
	STC Pension Plan	7.25	177,821	N/A
	SLB Supplementary Plan	5.00	817,632	N/A
	STC Supplementary Plan	3.75	253,622	N/A
	SLB French Supplementary Plan	0.25	32,257
	SLB International Staff Pension Plan	9.60	247,639	N/A

(1)	The present value of accumulated benefits is calculated using the 1994 Group Annuity Mortality Table and a discount rate of 6.50% at December 31, 2008 and 6.00% at December 31, 2009. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2009 if the named executive officer is employed after normal retirement age, or, as to Schlumberger’s U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, age 85, but not before the named executive officer reaches age 55.

Tax-Qualified Pension Plans

Both the SLB Pension Plan and the STC Pension Plan are U.S. tax-qualified pension plans. These plans have substantially identical terms. Employees may participate in one or both of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan, and the employee’s length of service with Schlumberger. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Normal retirement under these plans is at age 65, however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Additionally, under the “rule of 85,” an employee or executive officer who terminates after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Mr. Gould is eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a life-time annuity. The Company does not grant and does not expect to grant extra years of credited service under the tax-qualified pension plans to executive officers.

In 2004, the above plans were amended to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on the employee’s 401(k) contribution and the profitability of the Company in any year. None of the named executive officers working in the United States were affected by this change.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

Both the SLB Supplementary Plan and the STC Supplementary Plan contain nonqualified pension benefits. These plans have substantially identical terms and each plan provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code (“U.S. IRC”) limits on (i) annual compensation that can be taken into account under qualified plans and (ii) annual benefits that can be provided under qualified plans. The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or its affiliates. Mr. Gould is eligible for retirement with an unreduced pension under the rule of 85. Currently, nonqualified plan benefits are paid to an employee (or the employee’s beneficiary) at the same time and in the same manner as the benefit is paid under the applicable qualified plan. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of ERISA. The Company has not granted and does not expect to grant extra years of credited service under the nonqualified pension plans to executive officers.

French Supplementary Pension Plan

Effective January 2006, the Company adopted the SLB French Supplementary Plan for exempt employees in France. The plan complements existing national plans and provides a pension from age 60 when the employee retires from Schlumberger and is eligible for a French state pension. The benefit is equivalent to 1.5% of admissible compensation above the earnings cap for less than fifteen years service and 2% of admissible compensation for more than fifteen years service. No employee contributions are required or permitted. The benefit is paid as a life-time annuity. If an eligible employee leaves the Company before age 60 or is otherwise not entitled to a French pension, then the employee would not receive a benefit under the plan. If the eligible employee is terminated before age 60, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan.

Schlumberger International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees and consequently the employees’ inability to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the SLB International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the SLB International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries along with mandatory contributions by employees.

Benefits under this plan are based on a participant’s admissible compensation (generally, base salary, incentive and geographical coefficient) for each year in which the employee participates in the plan and the employee’s length of service. Since January 1, 1993, the benefit earned has been 2.4% of admissible compensation prior to completion of 15 years of service and 3.2% of admissible compensation for each year of service after 15 years. Those employees who remain with Schlumberger beyond 20 years of service have the first 15 years of service upgraded to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement, at or after age 50 with 20 years of service. These provisions continue in effect in respect to all benefits earned under the International Staff Pension Plan through December 31, 2009.

Effective as of January 1, 2010, the benefit earned is equal to 3.5% of admissible compensation regardless of an employee’s years of service. Benefits earned on or after this date are payable upon normal retirement age, at or after age 60, or upon early retirement, at or after age 55.

Nonqualified Deferred Compensation

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to named executive officers.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
A. Gould	202,800	169,000	1,284,994	0	6,721,254
S. Ayat	49,200	41,000	305,650	0	1,222,998
C. Sbiti	0	82,569	337,319	0	1,651,626
P. Kibsgaard	0	14,069	102,740	0	294,507
S. Pai	79,041	37,107	239,988	0	1,717,766

(1)	Company contributions and aggregate balances include amounts contributed by Schlumberger to nonqualified deferred compensation plans in 2010 with respect to fiscal 2009 compensation. For more information on the amount of Company contributions, please read footnotes (10) through (14) to the Summary Compensation Table.

Schlumberger maintains the following nonqualified deferred compensation plans for employees, including executive officers:

•	SLB Supplementary Plan;

•	STC Supplementary Plan;

•	Schlumberger Limited Restoration Savings Plan;

•	Schlumberger Technology Corporation Restoration Savings Plan; and

•	Schlumberger International Staff Profit Sharing Plan.

Except for the international staff plans, all nonqualified deferred compensation plan benefits are payable in cash from the Company’s general assets. All of these nonqualified plans are intended to qualify as “supplementary plans” or “foreign plans” exempt from certain requirements of Title I of ERISA.

Schlumberger Supplementary Benefit Plans—Non-Qualified Profit Sharing

The SLB Supplementary Plan provides certain non-qualified defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms.

The supplementary benefit plans provide an eligible employee with discretionary profit sharing contributions that are not permissible under the applicable tax-qualified plans due to U.S. IRC limits on (1) annual compensation that can be taken into account under qualified plans and (2) annual benefits that can be provided under qualified plans. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plans, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the nonqualified plan if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or the Company’s affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan.

Schlumberger Restoration Savings Plans

The Schlumberger Limited Restoration Savings Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms. The restoration savings plans allow an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plans because of U.S. IRC limits on the amount of compensation that can be taken into account.

An eligible employee may elect in advance to defer a percentage (from 1% to 15%) of his or her compensation over the U.S. IRC compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. The amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. No match is made in non-profitable years. Employees’ accounts are credited with interest, calculated to mirror the interest earnings of the Short-Term Fixed Income Fund under the Schlumberger Master Profit Sharing Trust. Matching contributions and related interest vest based on the employee’s years of service, as follows:

An employee’s account fully vests on his death, 60th birthday, plan termination or a change in control. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment. However, an employee forfeits all rights under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates.

Schlumberger International Staff Profit Sharing Plan

Schlumberger maintains an International Staff Profit Sharing Plan, which provides for an annual employer contribution based on admissible compensation. Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the Profit Sharing Plan shall be forfeited upon a determination by the Plan’s Administrator that the employee’s separation from service was due to or in circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

No Additional Payments Upon Termination or Change in Control

As stated in the CD&A, Schlumberger’s executive officers receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local (country-specific) requirements. In line with this practice, executive officers do not have employment agreements, “golden parachutes” or change in control agreements, except in connection with phased retirement as described above in the CD&A.

Phased Retirement

The Company has a practice of phased retirement, which is generally offered to executive officers approaching retirement, other than the CEO, at the discretion of the individual and the Company. Please read “Compensation Discussion and Analysis—Benefits—Retirement Practices” for a more detailed discussion of this practice.

Stock Options

All salaried employees who receive stock options are subject to the same terms and conditions in the event of a termination or change in control.

Termination of employment

The following table summarizes the consequences under the Company’s stock option plans in the event an option holder’s employment terminates. The following summary reflects amendments made by the Board of Directors in January 2008 which provided for accelerated vesting on a termination due to death or disability.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period

Voluntary termination or termination by the Company other than for cause	No additional vesting.	Exercisable (to the extent exercisable at termination) at any time within three months after termination.

Termination by the Company for cause	Options forfeited immediately.	None.

Disability	Full vesting.	Exercisable at any time during the 60-month period after termination by disability or during the remainder of the option period, whichever is shorter.*

Retirement (as defined in the applicable plan)	No additional vesting.	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination by retirement or during the remainder of the option period, whichever is shorter.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period
Death	Full vesting.	Exercisable at any time during the 60-month period after termination by death or during the remainder of the option period, whichever is shorter.

*	In order to preserve U.S. preferential tax treatment, the additional 60-month exercise period following a termination due to disability is not applicable to incentive stock options granted prior to January 2008, and such awards are exercisable for only 3 months following termination of employment.

Regardless of the above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an optionee dies following termination of employment, but during the period in which the optionee would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the applicable laws of descent and distribution will be entitled to exercise the option until the earlier of (i) 60 months following the date of the optionee’s termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of the optionee’s termination of employment.

Change in Control

In the event of any reorganization, merger or consolidation where Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, be fully exercisable and vested, and all holders will be given notice to permit exercise for 30 days prior to the cancellation of the awards as of the effective date of such event.

The following table sets forth the intrinsic value of the unvested stock options held by each named executive officer as of December 31, 2009 that would become vested upon the occurrence of any of the events described in the preceding paragraph.

Name	Amount ($)(1)
A. Gould	21,637,300
S. Ayat	3,966,550
C. Sbiti	10,780,625
P. Kibsgaard	4,881,140
S. Pai	3,719,056

(1)	Calculated based on the difference between the closing price of Schlumberger common stock on December 31, 2009 ($65.09) and the exercise price of unvested stock options as of such date.

If Schlumberger merges or consolidates with one or more corporations and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock option plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, please read “Executive Compensation—Pension Benefits” and “—Nonqualified Deferred Compensation.”

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, all U.S. employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid.

DIRECTOR COMPENSATION

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or its committees. The following table provides information on Schlumberger’s compensation for non-employee directors for 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Philippe Camus	120,000	110,228	—	—	—	—		230,228
Jamie S. Gorelick	130,000	110,228	—	—	—	—		240,228
Tony Isaac	147,500	110,228	—	—	—	—		257,728
N. Kudryavtsev	120,000	110,228	—	—	—	—		230,228
Adrian Lajous	130,000	110,228	—	—	—	10,612	(6)	250,840
Michael Marks	120,000	110,228	—	—	—	12,862	(6)	243,090
Leo Rafael Reif	120,000	110,228	—	—	—	11,565	(6)	241,793
Tore I. Sandvold	120,000	110,228	—	—	—	—		230,228
Henri Seydoux	90,000	110,228	—	—	—	—		200,228
Nicolas Seydoux(4)	32,500	—	—	—	—	—		32,500
Linda Gillespie Stuntz(5)	130,000	110,228	—	—	—	—		240,228

(1)	Directors receive an annual cash retainer of $100,000 plus an additional annual fee of $10,000 for membership on each committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. Directors can elect to have their annual cash retainer paid in stock or deferred into the Directors’ Deferred Compensation Plan.

(2)	Schlumberger’s current practice is to grant each non-employee director shares of Schlumberger common stock each April. On April 30, 2009, Schlumberger granted each non-employee director 2,250 shares of Schlumberger common stock. Each amount set forth in the “Stock Awards” column in the Director Compensation table is equal to the number of shares of common stock issued, multiplied by $48.99, which was the closing price of Schlumberger’s common stock on April 30, 2009, the date of grant. Although Schlumberger’s Directors Stock and Deferral Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, Schlumberger’s practice has been to issue only shares of common stock to its non-employee directors. Schlumberger directors have never received restricted common stock or restricted stock units as director compensation.

A non-employee director may elect to defer the receipt of all or part of a stock award. For information on the number of shares of Schlumberger common stock deferred by directors, please read the footnotes to the table under “Security Ownership by Management” on page 6.

(3)	Schlumberger reimburses non-management directors for travel and other business expenses incurred in the performance of their services for Schlumberger.

(4)	Mr. Seydoux was a director for part of 2009. He did not stand for re-election at the 2009 Annual General Meeting of Stockholders.

(5)	Ms. Stuntz is not standing for re-election at the 2010 Annual General Meeting of Stockholders.

(6)	Represents amounts paid for spousal airfare and hotel accommodations in connection with a Board meeting.

2. Financial Statements

Upon completion of the audit procedures to be performed by PricewaterhouseCoopers LLP, the following are submitted to the Company’s stockholders pursuant to Schlumberger’s Articles of Incorporation:

•	the Company’s Consolidated Balance Sheet as at December 31, 2009,

•	its Consolidated Statement of Income for the year ended December 31, 2009, as audited by PricewaterhouseCoopers LLP, and

•	the amount of dividends declared by the Board of Directors during 2009.

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the Company’s 2009 Annual Report to Stockholders.

The Board of Directors Recommends a Vote FOR Item 2.

3. Approval of the 2010 Schlumberger Omnibus Stock Incentive Plan

We are requesting that our stockholders vote in favor of the adoption of the 2010 Schlumberger Omnibus Stock Incentive Plan (the “2010 Incentive Plan”).

Most of our competitors employ a wide range of incentive instruments. We have traditionally granted only stock options or restricted stock units covering shares of common stock. Approval of the 2010 Incentive Plan would provide for 30 million additional shares for Schlumberger to grant long-term incentives to its employees and would provide for additional flexibility with regard to award types and the terms and conditions of awards.

When the demand for oilfield services starts to pick up, we will be competing to hire or retain personnel to meet the increased activity level. As a result, we are seeking approval of the 2010 Incentive Plan to provide additional shares issuable to employees, with flexibility in the types and terms of incentive instruments that we issue, in order to remain competitive. In addition, as of December 31, 2009, there are only 8,726,616 shares available in the aggregate for grants under our 2001 Stock Option Plan, our 2005 Stock Incentive Plan and our 2008 Stock Incentive Plan.

The 2010 Incentive Plan provides for the grant to our employees of stock options, cash, stock appreciation rights, and stock awards, which may include restricted stock or restricted stock units. A stock option gives the holder the right to purchase a specified number of shares of stock, at a fixed exercise price, in the future. Stock appreciation rights give the holder the right to receive a payment, in cash or shares of stock, equal to the fair market value of a specified number of shares of stock on the date the right is exercised over a specified strike price. Restricted stock is common stock that is restricted or subject to forfeiture provisions. Restricted stock units are units evidencing the right to receive shares of common stock that are restricted or subject to forfeiture provisions.

Schlumberger’s Board of Directors approved the 2010 Incentive Plan on January 21, 2010, subject to stockholder approval.

Required Stockholder Vote

A majority of the votes cast is required for approval of the 2010 Incentive Plan, provided that the total votes cast on the proposal represents over 50% of all outstanding shares. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes and abstentions could prevent the total votes cast on the proposal from representing over 50% of the outstanding shares, but will not otherwise have an effect on the vote.

Summary of the 2010 Incentive Plan

The following summary of certain major features of the 2010 Incentive Plan is subject to the specific provisions contained in the full text of the 2010 Incentive Plan, which is attached to this proxy statement as Appendix A.

Purpose of the 2010 Incentive Plan

The Board approved the 2010 Incentive Plan, subject to stockholder approval, for the purpose of providing incentives to our employees in order to:

•	retain employees with a high degree of training, experience and ability;

•	attract new employees whose services are considered particularly valuable;

•	encourage the sense of proprietorship of such persons; and

•	promote the active interest of such persons in our growth and financial success.

Summary of Key Terms

The following is a summary of the key provisions of the 2010 Incentive Plan.

Award Types:	The following types of awards (collectively “awards”) are available for issuance under the 2010 Incentive Plan:

•	Non-qualified and incentive stock options.

•	Stock appreciation rights.

•	Stock awards, including restricted stock and restricted stock units.

•	Cash awards.

Term:	Awards may be granted under the 2010 Incentive Plan on or before April 6, 2020.

162(m) Share Limits:	Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires among other things that the maximum number of shares and cash awarded to an individual must be approved by stockholders in order for the awards under the 2010 Incentive Plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to specified senior executives.

Accordingly, the 2010 Incentive Plan limits awards granted to an individual participant in any calendar year to:

•	No more than 1,000,000 shares consisting of stock options, stock appreciation rights, restricted stock or restricted stock units.

•	No more than $20,000,000 for the grant date value of cash awards.

Eligible Participants:	All employees of Schlumberger and our subsidiaries.

The Compensation Committee will determine which employees will participate in the 2010 Incentive Plan. As of January 31, 2010, approximately 9,302 employees are eligible to participate under our equity compensation plans, including the 2010 Incentive Plan.

Ineligible Participants	Directors who are not also employees;

Any person who owns, directly or indirectly, stock representing more than 5% of the total combined voting power or value of all classes of our stock.

Shares Available for Issuance under the 2010 Incentive Plan:	A total of 30 million shares of Schlumberger common stock are subject to the 2010 Incentive Plan. No more than 3 million shares of common stock may be the subject of awards that are not options or stock appreciation rights. Up to 30 million shares of common stock may be subject to incentive stock options. The number of shares available for issuance under the 2010 Incentive Plan is subject to adjustment to reflect stock splits, reorganizations and similar events.

The shares subject to issuance under the 2010 Incentive Plan consist of authorized and unissued shares or previously issued shares reacquired and held in treasury by us or any of our subsidiaries.

Shares that were once subject to issuance upon the exercise or vesting of awards may again become available for future grants under the 2010 Incentive Plan only if an award is cancelled, forfeited, expired or terminated.

However, the number of shares reserved for issuance under the 2010 Incentive Plan will not be increased by:

•	shares of common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, or

•	shares of common stock used to pay the exercise price or withholding taxes related to an outstanding award.

Shares Available for Issuance Under the 2010 Incentive Plan as a Percentage of Outstanding Common Stock as of December 31, 2009.	2.5%

Shares Available for Issuance Under All Equity Compensation Plans excluding the 2010 Incentive Plan as of December 31, 2009 (including shares issuable pursuant to outstanding options) as a Percentage of Outstanding Common Stock:	3.2%

Number of Stock Options Outstanding	35,500,074
Weighted Average Exercise Price	$50.304
Weighted Average Term (in years)	6.237

Number of Full-Value Awards Outstanding	1,342,700

Number of Shares Remaining for Future Grant

2001 Stock Option Plan	134,437
2005 Stock Incentive Plan	316,350
2008 Stock Incentive Plan	9,208,000

Common Shares Outstanding as of December 31, 2009	1,194,812,901

Not Permitted:	•	Granting of stock options or stock appreciation rights at a price below the fair market value on the grant date;

•	Repricing, or reducing the exercise price of a stock option or stock appreciation right;

•	Substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant;

•	Reload grants; or

•	Granting awards with respect to more than 1,000,000 shares to any one participant during any year.

Stock Options

Vesting

The Compensation Committee will determine at the time of grant when each stock option will vest. The Compensation Committee’s current practice is to grant options that vest in five equal annual installments beginning on the first anniversary of the grant date.

Exercise Price

The exercise price of stock options granted under the 2010 Incentive Plan may not be less than the fair market value (the mean between the high and low sales prices on the New York Stock Exchange on the grant date) of the common stock on the date of grant. As of January 31, 2010, the mean between the high and low sales prices of Schlumberger common stock on the New York Stock Exchange was $64.54 per share.

Option Term

The option term may not be longer than 10 years.

Payment of Purchase Price

The purchase price to be paid upon exercise of a stock option may be paid, subject to the rules established by the Compensation Committee, as follows:

•	in cash or by certified check;

•	by the tender or delivery of shares of our common stock with a fair market value at the time of exercise equal to the total option price; or

•	by a combination of the preceding methods.

The purchase price to be paid upon exercise of a stock option may be paid, subject to the rules established by the Compensation Committee, in cash. Stock options may also be exercised through “cashless exercise” procedures approved by the Compensation Committee involving a broker or dealer approved by the Compensation Committee. Schlumberger may require, prior to issuing common stock under the 2010 Incentive Plan, that the participant remit an amount in cash, or authorize withholding of common stock in connection with the option exercise, sufficient to satisfy tax withholding requirements.

Termination of Employment

The 2010 Incentive Plan grants the Compensation Committee broad discretion to designate the treatment of stock options following an option holder’s termination of employment with Schlumberger or any of its subsidiaries. However, the Compensation Committee currently expects that the consequences of termination of employment on outstanding stock options will be consistent with past stock options awards. The following table and paragraph following the table summarize the Compensation Committee’s past practice with regards to treatment of stock options in the event an option holder’s employment terminates.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period
Voluntary termination or termination by the Company or any subsidiary other than for cause	No additional vesting.	Exercisable (to the extent exercisable at termination) at any time within three months after termination.

Termination by the Company or any subsidiary for cause	Options forfeited immediately.	None.

Disability during employment	Full vesting.	Exercisable at any time during the 60-month period after termination by disability (as defined in the relevant award agreement, and which may not be the same as the definition used for other benefit plans) or during the remainder of the option period, whichever is shorter.

Retirement	No additional vesting.	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination by retirement (as defined in the relevant award agreement, and which may not be the same as the definition used for other benefit plans) or during the remainder of the option period, whichever is shorter.

Death during employment	Full vesting.	Exercisable at any time during the 60-month period after termination by death or during the remainder of the option period, whichever is shorter.

If an optionee dies following termination of employment, but during the period in which the optionee would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the laws of descent and distribution will be entitled to exercise the option until the earlier of

•	60 months following the date of the optionee’s termination of employment, or

•	the expiration of the original term.

Death or Disability following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of the optionee’s termination of employment.

Stock Appreciation Rights

Awards may also be in the form of rights to receive a payment, in cash or common stock, equal to the fair market value or other specified value of a number of shares of common stock on the rights exercise date over a specified strike price (“stock appreciation rights”). All stock appreciation rights granted under the 2010 Incentive Plan must have a grant price per share that is not less than the fair market value of a share of common stock on the date of grant and a term of no more than 10 years.

Stock Awards

A maximum of 3 million shares may be the subject of stock awards, such as restricted stock or restricted stock unit awards. The terms, conditions and limitations applicable to grants of restricted stock and restricted stock units will be determined by our Compensation Committee. Restricted stock and restricted stock units will be subject to a restriction period totaling at least three years from the grant date (the vesting, lapse, or termination of which may be no more rapid in combination than pro rata over three years), except that the Compensation Committee may provide for earlier vesting upon a change of control or termination of employment by reason of death, disability or retirement. Furthermore, up to 1.5 million shares of stock may be issued as restricted stock or restricted stock units having a restriction period of three years or less.

Cash Awards

Awards may also be in the form of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the 2010 Incentive Plan will be determined by the Compensation Committee.

Performance Awards

At the discretion of the Compensation Committee, any of the above-described employee awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more performance goals. The terms, conditions and limitations applicable to any performance award will be determined by the Compensation Committee.

The 2010 Incentive Plan permits, but does not require, the Compensation Committee to structure any performance award made to a named executive officer as performance-based compensation. At the discretion of the Compensation Committee, certain awards under the 2010 Incentive Plan will be intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to a company’s executive officers to $1 million per covered executive in a taxable year. The Compensation Committee and the Board of Directors may take deductibility and nondeductibility of compensation into account but retain the discretion to authorize the payment of potentially nondeductible amounts.

In making qualified performance awards, the Compensation Committee may base a performance goal on one or more of the following business criteria that may be applied to the participant, one or more business units, divisions or sectors of Schlumberger, or Schlumberger as a whole, or by comparison with a peer group of companies:

•

revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), and economic value added (“EVA”));

•	expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs);

•	operating measures (which include productivity, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin and sales volumes);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include debt-to-equity ratio and net debt);

•	market measures (which include market share, stock price, growth measures, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Performance goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses.

Clawback

The award agreement may provide that an employee granted an award may forfeit his or her right to such award or be required to return common stock or cash received as a result of the exercise or vesting of an award if such holder engages in “detrimental activity” (as defined by the Compensation Committee in the award agreement under the 2010 Incentive Plan) during or following termination of employment. Under Schlumberger’s current standard terms for stock options grants, forfeiture may occur due to detrimental activity within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

Transferability

Unless otherwise determined by the Compensation Committee in an award agreement, no award will be assignable or otherwise transferable. Any attempted assignment of an award will be null and void.

Administration

The Compensation Committee will administer the 2010 Incentive Plan. The Compensation Committee has full power and authority to:

•	to select the employees to be granted awards;

•	to determine the terms of awards to be made;

•	to determine the time when awards are to be granted and any conditions that must be satisfied before an award is granted;

•	to establish objectives and conditions for earning awards;

•	to determine the terms and conditions of award agreements (which shall not be inconsistent with the 2010 Incentive Plan) and which parties must sign each award agreement;

•	to determine whether the conditions for earning an award have been met and whether a performance award will be paid at the end of an applicable performance period;

•	except as otherwise provided in the 2010 Incentive Plan, to modify the terms of awards made under the 2010 Incentive Plan;

•	to determine if, when and under what conditions payment of all or any part of an award may be deferred;

•	to determine whether the amount or payment of an award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment or exercise of awards; and

•

to determine whether a performance award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a performance award granted to an executive officer should qualify as performance-based compensation.

The Compensation Committee may, subject to applicable law, grant awards to persons outside the United States under such terms and conditions as may, in its judgment, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures and other terms and procedures.

Except with respect to matters related to awards to executive officers or other awards intended to qualify as qualified performance-based compensation under Section 162(m), the Compensation Committee may delegate to the Chief Executive Officer and to other senior officers of Schlumberger or to such other committee of the Board of Directors its duties under the 2010 Incentive Plan pursuant to such conditions or limitations as the Compensation Committee may establish.

Amendment or Termination

The Board of Directors or the Compensation Committee may amend, modify, suspend or terminate the 2010 Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that

•	no amendment that would adversely affect the rights of any participant under any award previously granted to such participant may be made without the consent of such participant, and

•

no amendment will be effective prior to its approval by the shareholders of Schlumberger to the extent such approval is otherwise required by applicable law or the requirements of any exchange on which the common stock is listed.

Additionally, no stock option or stock appreciation right may be repriced, replaced, regranted through cancellation or modified without shareholder approval (except in connection with a change in Schlumberger’s capitalization) if the effect would be to reduce the exercise price for the shares underlying such stock option or stock appreciation right.

Adjustments

In the event of any subdivision or consolidation of shares or other capital readjustment, or the payment of a stock dividend or other increase or reduction of the number of shares of our common stock outstanding without compensation therefor in money, services or property, then the number of shares subject to the 2010 Incentive Plan and the 2010 Incentive Plan limits in the number of shares subject to awards granted to an individual participant in any calendar year will be proportionally adjusted and the number of shares of common stock with respect to which outstanding awards or other property subject to an outstanding award granted under the Incentive Plan will:

•

in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration (if any) payable per share of common stock shall be proportionately reduced; and

•	in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration (if any) payable per share of common stock shall be proportionately increased.

In the event of any corporate merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation, the Board of Directors may make certain adjustments to awards as it deems equitable, including, providing for the substitution of a new award (or other arrangement) or the assumption of the award, prior to the transaction providing for the acceleration of the vesting and exercisability of or the lapse of restrictions with respect to the award, and cancelling any outstanding award in exchange for cash in an amount deemed by the Board to be equal to the fair market value of the award.

Consistent with past practice, we currently expect that any award agreement documenting an award under the 2010 Incentive Plan will not contain a contractual right to an automatic acceleration upon a change in control. Rather, we expect that any acceleration of vesting of an award in connection with a transaction would be made only where (i) a transaction results in a change in control of Schlumberger and (ii) in connection with such transaction the outstanding awards are not assumed by Schlumberger’s successor.

U.S. Federal Income Tax Consequences

The following discussion of tax consequences relates only to U.S. federal income tax matters. The tax consequences of participating in the 2010 Incentive Plan may vary according to country of participation. Also, the tax consequences of participating in the 2010 Incentive Plan may vary with respect to individual situations and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Stock Options and Stock Appreciation Rights

Some of the options issued under the 2010 Incentive Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code, while other options granted under the 2010 Incentive Plan are non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options that may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes, although the optionee may subsequently recognize income if the shares are disposed of prior to the holding period described below. The difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of purchase is an item of tax preference which may require payment of an alternative minimum tax.

On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years following the date of grant of the option or within one year following the date of exercise), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or permanent and total disability (in which case the optionee has one year to exercise and obtain incentive stock option treatment), an optionee has three months after termination of employment in which to exercise an incentive stock option and retain incentive stock option tax treatment at exercise. An option exercised more than three months after an optionee’s termination of employment, including termination due to retirement, cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead.

In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss.

Participants will not realize taxable income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income (subject to withholding by Schlumberger) in an amount equal to the cash or fair market value of the shares of stock received on the date of exercise of the stock appreciation right. The participant will generally have a tax basis in any shares of stock received on the exercise of a stock appreciation right that equals the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, Schlumberger will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Subject to the discussion below under “Certain Tax Code Limitations on Deductibility,” under rules applicable to U.S. corporations, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period expires), whereas, upon exercise of a non-qualified stock option or stock appreciation right, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee. A non-U.S. corporation, such as Schlumberger, is entitled to deductions only to the extent allocable to “effectively connected income” which is subject to U.S. federal income tax.

Stock Awards

A participant generally will not have taxable income upon the grant of stock awards, such as restricted stock or restricted stock units. Instead, he or she will recognize ordinary compensation income in the first taxable year in which his or her interest in the stock underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. In general, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the stock underlying the award when it is received.

An employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to an award of restricted stock or restricted stock units. The tax basis of a participant in the stock received will equal the amount recognized by the employee as compensation income under the rules described in the preceding paragraph, and the employee’s holding period in such shares will commence on the date income is so recognized. Upon later disposition of stock received that has been held for the requisite holding period, the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the amount previously recognized as compensation income.

Subject to the discussion below under “Certain Tax Code Limitations on Deductibility,” Schlumberger will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules to the extent the deduction is allocable to “effectively connected income” which is subject to U.S. federal income tax.

Certain Tax Code Limitations on Deductibility

Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by Schlumberger for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The Compensation Committee may determine to designate awards granted to “covered employees” as performance-based compensation. However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of Schlumberger, balancing tax efficiency with long-term strategic objectives.

Code Section 409A

Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. Schlumberger intends to structure awards under the 2010 Incentive Plan in a manner that is designed to be exempt from or comply with Section 409A.

Code Section 457A

Section 457A of the Code has significantly changed the rules applicable to deferred compensation paid to U.S. persons by certain foreign corporations and other entities. We expect that stock options, stock-settled stock appreciation rights, restricted stock and restricted stock units granted under the 2010 Incentive Plan will be exempt from Section 457A. However, stock appreciation rights that may be settled in cash will be subject to Section 457A, as well as cash awards or stock units that are not paid within one year after vesting.

Section 457A requires that any compensation paid under a deferred compensation plan of a nonqualified entity must be included in the participant’s income at the time such amounts are no longer subject to a substantial risk of forfeiture. Therefore, stock appreciation rights that may be settled in cash as well as cash awards or stock units that are not paid within one year after vesting may result in income inclusion upon vesting, even though the participant has not exercised the stock appreciation right or received delivery of cash or shares of stock at that time. Schlumberger currently intends to grant awards that are exempt from Section 457A.

Equity Compensation Plan Information

The table below sets forth the following information as of the end of December 31, 2009 for (1) all compensation plans previously approved by our stockholders and (2) all compensation plans not previously approved by our stockholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of such outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	36,842,774	$ 48.47	10,844,470
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	36,842,774	$ 48.47	10,844,470

Equity compensation plans approved by our stockholders include the Schlumberger 2008 Stock Incentive Plan; the Schlumberger 2005 Stock Incentive Plan, as amended; the Schlumberger 1994 Stock Option Plan, as amended; the Schlumberger 1998 Stock Option Plan, as amended; the Schlumberger 2001 Stock Option Plan, as amended; the Schlumberger Discounted Stock Purchase Plan and the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the 2010 Schlumberger Omnibus Stock Incentive Plan.

4. Approval of the Amendment and Restatement of the

Schlumberger Discounted Stock Purchase Plan

We are requesting that our stockholders vote in favor of approving an amendment and restatement of the Schlumberger Discounted Stock Purchase Plan (as amended, the “DSPP”), that would (i) increase the number of shares available for purchase under the DSPP by 10,000,000 shares and (ii) update the DSPP in light of recent changes to U.S. tax laws. The proposed amendment and restatement of the DSPP was approved by the Board on January 21, 2010; provided that the increase in shares available under the DSPP will be effective as of the date approved by our stockholders. No other changes are being made to the DSPP.

The DSPP was originally approved by the Board and our stockholders in 1988. In 1998, the DSPP was amended and restated with the approval of our stockholders. The DSPP has been amended on five previous occasions since 1998. Four of those amendments related to matters unrelated to the class of employees eligible or the number of shares authorized for issuance under the DSPP. The DSPP was amended in 2005 to increase the number of shares authorized for issuance under the DSPP by 6,000,000 shares. The following summary of certain major features of the DSPP is subject to the specific provisions contained in the full text of the DSPP set forth as Appendix B.

Required Vote

A majority of the votes cast is required for approval of the amendment and restatement of the Discounted Stock Purchase Plan, provided that the total vote cast on the proposal represents over 50% of all outstanding shares. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes and abstentions could prevent the total votes cast on the proposal from representing over 50% of the outstanding shares, but will not otherwise have an effect on the vote.

Purpose of the DSPP and Proposed Amendment and Restatement

The DSPP is designed to encourage and assist all employees of Schlumberger and its subsidiaries to acquire an equity interest in Schlumberger through the purchase of common stock. The proposed amendment and restatement is designed to allow an additional 10,000,000 shares to be granted pursuant to the DSPP, which will insure that a sufficient number of shares will be available under the DSPP for future purchase periods. A total of 1,078,183 shares currently remain available for purchase under the DSPP; during 2009, a total of 3,965,288 shares were purchased under the DSPP. If the proposed amendment and restatement is approved, an aggregate of 11,078,183 shares will be available for purchase under the DSPP. The amendment and restatement of the DSPP also incorporates the changes made to the DSPP by the five prior amendments.

The DSPP is intended to constitute an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). The amendment and restatement of the DSPP also reflects changes necessary to comply with final regulations issued by the Internal Revenue Service related to employee stock purchase plans.

Administration

The DSPP is administered by a committee of at least three persons appointed by the Board (the “DSPP Committee”). The DSPP Committee has the full power and authority to:

•	employ and compensate agents for the purpose of administering the accounts of participating employees;

•	construe and interpret the DSPP;

•	determine all questions of eligibility; and

•	compute the amount and determine the manner and time of payment of all benefits.

Key Terms

The following is a summary of the key provisions of the DSPP Plan.

Eligible Participants:	All employees of Schlumberger and its subsidiaries, including officers, are eligible to participate in the DSPP, except as described below under “Ineligible Participants.” As of January 1, 2010, there were approximately 54,549 employees who were eligible to participate in the DSPP.

Ineligible Participants:	The following employees are not eligible to participate in the DSPP (unless otherwise required by applicable law):

•

employees who would, immediately upon enrollment in the DSPP, own, directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of our stock or our subsidiaries’ stock;

•	employees who are customarily employed by us less than twenty hours per week or less than five months in any calendar year; and

•	employees who are prohibited by the laws and regulations of the nation of their residence or employment from participating in the DSPP as determined by the DSPP Committee.

Shares Available for Issuance Under the DSPP:	1,078,183 shares currently remain available for purchase under the DSPP. If the proposed amendment and restatement is approved, an additional 10,000,000 shares would be newly approved for purchase, and an aggregate of 11,078,183 shares will be available for purchase under the DSPP.

The number of shares available for issuance under the DSPP is subject to adjustment to reflect stock splits, reorganizations, mergers and similar events.

Purchase Periods:	There are two purchase periods each calendar year: January 1 to June 30 and July 1 to December 31.

Purchase Price:	The cost to a participant for shares of our common stock purchased during a purchase period is equal to 92.5% of the lower of:

•	the fair market value of a share of our common stock on the grant date (the first trading day of a purchase period or such other trading day determined by the DSPP Committee); and

•	the fair market value of a share of our common stock on the purchase date (the last trading day of a purchase period or such other trading day determined by the DSPP Committee).

“Fair market value” is determined by averaging the highest and lowest composite sale prices per share of our common stock on the New York Stock Exchange on a date.

Method of Payment:	Each DSPP participant may make contributions through payroll deductions from one to ten percent of his or her eligible compensation. A participant’s contributions, together with interest on such contributions and dividends on shares held in the DSPP, where applicable, are used to purchase shares of common stock at the end of each purchase period.

If a participant’s contributions during a purchase period exceed $11,562.50, or if the purchase of shares with such allocations would exceed the share limitations discussed above under “Shares Available for Issuance Under the DSPP,” such excess amounts will be refunded to the participant as soon as administratively possible.

A participant may not purchase shares of our common stock under the DSPP having a fair market value in excess of $25,000 per year.

Maximum Number of Shares	On the first trading day of a purchase period, the maximum number of shares that may be purchased by a participant in that purchase period will be determined by dividing $12,500 by the fair market value of a share on that date.

Withdrawal of Shares:	A participant may elect to withdraw previously purchased shares held in his or her account at any time (without withdrawing from the DSPP).

Termination of Rights to Participate in the DSPP:	The right to participate in the DSPP terminates immediately when a participant ceases to be employed by us for any reason (including death, unpaid disability or when the participant’s employer ceases to be a subsidiary) or the participant otherwise becomes ineligible or withdraws his or her contributions from the DSPP.

Modification and Termination of the DSPP:	Subject to limited exceptions, the Board may amend or terminate the DSPP at any time. No amendment will be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a meeting if such amendment would otherwise cause the rights granted under the DSPP to purchase shares of our common stock to fail to meet the requirements of Section 423 of the Code. Section 423 currently requires stockholder approval of a plan amendment that would (1) change the number of shares subject to the DSPP, or (2) change the class of employees eligible to participate in the DSPP.

U.S. Federal Income Tax Consequences to Schlumberger and to Participants

The following discussion of tax consequences relates only to U.S. federal income tax matters. The tax consequences of participating in the DSPP may vary according to country of participation. Also, the tax consequences of participating in the DSPP may vary with respect to individual situations and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

The DSPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Amounts withheld from pay under the DSPP are taxable income to participants in the year in which the amounts otherwise would have been received, but the participants will not be required to recognize additional income for federal income tax purposes either at the time the employee is deemed to have been granted a right to purchase common stock (on the first day of a purchase period) or when the right to purchase common stock is exercised (on the last day of the purchase period).

If the participant holds the common stock purchased under the DSPP for at least two years after the first day of the purchase period in which the common stock was acquired (the “Enrollment Date”) and for at least one year after the date that the common stock is purchased (the “Exercise Date”), when the participant disposes of the common stock he or she will recognize as ordinary income an amount equal to the lesser of:

•	the excess of the fair market value of the common stock on the date of disposition over the price paid for the common stock; or

•	the fair market value of the common stock on the Enrollment Date multiplied by the original 7.5% discount.

If the participant disposes of the common stock within two years after the Enrollment Date or within one year after the Exercise Date, he or she will recognize ordinary income equal to the fair market value of the Common Stock on the Exercise Date in which the common stock was acquired less the amount paid for the common stock. The ordinary income recognition pertains to any disposition of common stock acquired under the DSPP (such as by sale, exchange or gift).

Upon disposition of the common stock acquired under the DSPP, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the employee has satisfied the holding periods requirement described above or, in any event, if the employee has held the common stock for at least one year. Otherwise, the capital gain or loss will be short-term. If the participant satisfies the statutory holding periods, described above, for common stock purchased under the DSPP, we will not receive any deduction for federal income tax purposes. If the participant does not satisfy the holding periods, we will be entitled to a deduction in an amount equal to the amount that is considered ordinary income taxable to the participant. We are entitled to a compensation expense deduction under Section 162 of the Code only to the extent that ordinary income is realized by the participant as a result of a disqualifying disposition.

Plan Benefits

Since participation in the plan is voluntary and we are unable to predict the future value of our common stock, we cannot currently determine the benefits or amounts that will be received in the future by any person or group under the DSPP. The following table sets forth the number of shares purchased under the DSPP during 2009 by our Chief Executive Officer, the named executive officers, executive officers as a group and all employees as a group, including all current officers who are not executive officers.

Name and Position	Dollar Value($)	Number of Shares
A. Gould	—	0
S. Ayat	23,089	509
C. Sbiti	—	0
P. Kibsgaard	—	0
S. Pai	10,350	231
All executive officers as a group	33,439	740
All non-executive officer employees as a group	109,979	2,426

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the amendment and restatement of the Schlumberger Discounted Stock Purchase Plan.

5. Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been selected by the Board of Directors as the independent registered public accounting firm to audit the annual financial statements of the Company for the year 2010. A majority of the votes cast is required to approve the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP will attend the 2010 annual general meeting of stockholders and will have the opportunity to make a statement and respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries the fees set forth in the table below for:

•	the audit of the Company’s 2009 and 2008 annual financial statements and reviews of quarterly financial statements and other audit services, and

•	the other services described below that were billed in 2009 and 2008.

	Year Ended December 31,
	2009	2008
	(in thousands)
Audit Fees(1)	$11,796	$12,565
Audit-Related Fees(2)	$962	$1,483
Tax Fees(3)	$1,134	$702

Total	$13,892	$14,750

(1)	Includes fees for statutory audits.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other permitted tax services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all engagements of Schlumberger’s independent registered public accounting firm to provide services to the Company and its subsidiaries. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2009, no matters were taken on without pre-approval under the de minimis provisions of the Sarbanes-Oxley Act.

The Board of Directors Recommends a Vote FOR Item 5.

Stockholder Proposals for 2011 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2011 annual general meeting of stockholders, written proposals must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than November 4, 2010.

Pursuant to the rules under the Exchange Act, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2011 annual general meeting of stockholders if the stockholder making the proposal has not given notice to the Company by January 18, 2011.

Other Matters

Stockholders may obtain a copy of Schlumberger’s most recent Form 10-K filed with the SEC without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Alexander C. Juden
Secretary

Houston, Texas

March 4, 2010

Appendix A

SCHLUMBERGER

2010 OMNIBUS STOCK INCENTIVE PLAN

1. Objectives.  This 2010 Schlumberger Omnibus Stock Incentive Plan (this “Plan”) was adopted by Schlumberger Limited (the “Company”) in order to retain employees with a high degree of training, experience and ability, to attract new employees whose services are considered particularly valuable, to encourage the sense of proprietorship of such persons and to promote the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

2. Definitions.  As used herein, the terms set forth below shall have the following respective meanings:

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable of an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Board” means the board of directors of the Company.

“Cash Award” means an Award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Dividend Equivalents” means, with respect to shares of Restricted Stock or Restricted Stock Units, with respect to which shares are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the following six months.

“Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limitations of Section 162(m).

“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there shall have been no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded shall be the Fair Market Value.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Non-Qualified Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Participant” means an Employee to whom an Award has been made under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit evidencing the right to receive one share of Common Stock or equivalent value (as determined by the Committee) that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued) no longer restricted or subject to forfeiture provisions.

“Section 162(m)” means Section 162(m) of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

“Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3. Eligibility.  All Employees of the Company or a Subsidiary are eligible for Awards under this Plan in the sole discretion of the Committee. No director of the Company who is not also an employee is eligible to participate in the Plan, nor is any employee who owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

4. Common Stock Available for Awards.  Subject to the provisions of paragraph 13 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 30 million shares of Common Stock. No more than 3 million shares of Common Stock may be the subject of Awards that are not Options or Stock Appreciation Rights. In the sole discretion of the Committee, 30 million shares of Common Stock may be granted as Incentive Options.

(a) In connection with the granting of an Option or other Award, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares of Common Stock in respect of which the Option or Award is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the full number of SARs granted, and the number of shares of Common Stock available for issuance under this Plan shall not thereafter be increased upon the exercise of the SARs and settlement in shares of Common Stock, even if the actual number of shares of Common Stock delivered in settlement of the SARs is less than the full number of SARs exercised. However, Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under this Plan.

(b) Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under this Plan shall not be added back to the number of shares of Common Stock available for issuance under this Plan.

(c) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be increased by the number of shares of Common Stock allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). To the extent that any Award is forfeited, or any Option or SAR terminates, expires or lapses without being exercised, the shares of Common Stock subject to such Awards will not be counted as shares delivered under this Plan.

(d) Shares of Common Stock delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

(e) Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as shares of Common Stock delivered to the same extent as if the Award were settled in shares of Common Stock.

Consistent with the requirements specified above in this paragraph 4, the Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national securities exchange on which the Common Stock is listed or any applicable regulatory requirement. The Committee and the appropriate officers of the Company shall be authorized to, from time to time, take all such actions as any of them may determine are necessary or appropriate to file any documents with governmental authorities, stock exchanges and transaction reporting systems as may be required to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5. Administration.

(a) Authority of the Committee.  This Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described in this Plan):

•	to select the Employees to be granted Awards under this Plan;

•	to determine the terms of Awards to be made to each Participant;

•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•	to establish objectives and conditions for earning Awards;

•	to determine the terms and conditions of Award Agreements (which shall not be inconsistent with this Plan) and which parties must sign each Award Agreement;

•	to determine whether the conditions for earning an Award have been met and whether a Performance Award will be paid at the end of an applicable performance period;

•	except as otherwise provided in paragraphs 7(a) and 11, to modify the terms of Awards made under this Plan;

•	to determine if, when and under what conditions payment of all or any part of an Award may be deferred;

•	to determine whether the amount or payment of an Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment or exercise of Awards; and

•

to determine whether a Performance Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance Award granted to an Executive Officer should qualify as performance-based compensation.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned. All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members unless subject to the Committee’s delegation of authority pursuant to paragraph 6 herein.

(b) Limitation of Liability.  No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards.  No Option or SAR may be repriced, replaced, regranted through cancellation or modified without shareholder approval (except in connection with a change in the Company’s capitalization), if the effect would be to reduce the exercise price for the shares underlying such Option or SAR.

6. Delegation of Authority.  Except with respect to matters related to Awards to Executive Officers or other Awards intended to qualify as qualified performance-based compensation under Section 162(m), the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company or to such other committee of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

7. Awards.

(a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion. Awards may consist of those listed in this paragraph 7(a) and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in paragraph 13 hereof, no Option may be issued in exchange for the cancellation of an Option with a higher exercise price nor may the exercise price of any Option be reduced. No Option may include provisions that “reload” the option upon exercise or that extend the term of an Option beyond what is the maximum period is specified in the Plan and/or Award Agreement. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific Performance Goals. Upon the termination of employment by a Participant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement. Subject to the provisions below applicable to each type of Award, the terms, conditions and limitations applicable to any Awards shall be determined by the Committee.

(i) Option.  An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Non-Qualified Option and will be designated accordingly at the time of grant. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant.

(ii) Stock Appreciation Right.  An Award may be in the form of a Stock Appreciation Right. The strike price for a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date on which the Stock Appreciation Right is granted. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant.

(iii) Stock Award.  An Award may be in the form of a Stock Award. Any Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant, provided that (i) the Committee may provide for earlier vesting following a change of control or other specified events involving the Company or upon an Employee’s termination of employment by reason of death, disability or retirement, and (ii) vesting of a Stock Award may occur incrementally over the three-year minimum Restricted Period; provided, that up to 1.5 million shares of Common Stock shall be available for issuance as Stock Awards having a time-based Restriction Period of up to three years but not less than one year.

(iv) Cash Awards.  An Award may be in the form of a Cash Award.

(v) Performance Award.  Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting following a change of control or other specified events involving the Company, or upon a termination of employment by reason of death, disability or retirement, or termination of service subject to the limitations specified below. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Non-Qualified Performance Awards.  Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards.  Performance Awards that are intended to qualify as qualified performance-based compensation under Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established and administered by the Committee in accordance with Section 162(m) prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to a Participant, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following and need not be the same for each Participant.

•

revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), and economic value added (“EVA”);

•	expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs);

•	operating measures (which include productivity, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin and sales volumes);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include debt-to-equity ratio and net debt);

•	market measures (which include market share, stock price, growth measure, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Awards, it is the intent of this Plan to conform with Section 162(m), including, without limitation, Treasury Regulation §1.162-27(e)(2)(i), as to grants pursuant to this subsection and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified Performance Awards made pursuant to this Plan shall be determined by the Committee to the extent permitted by Section 162(m).

(b) The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Award that a Participant may earn under this Plan, but only to the extent permitted pursuant to Section 162(m), if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, Performance Goals and Performance Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such Performance Goals are established.

(c) Notwithstanding anything to the contrary contained in this Plan, no Participant may be granted, during any one-year period, Awards collectively consisting of (i) Options or Stock Appreciation Rights that are exercisable for or (ii) Stock Awards covering or relating to more than 1,000,000 shares of Common Stock (the limitation referred to as the “Stock-based Awards Limitations”). No Plan Participant who is an employee may be granted Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the Grant Date in excess of $20,000,000.

8. Award Payment; Dividends; Substitution; Fractional Shares.

(a) General.  Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Interest.  Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Awards, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Stock Awards.

(c) Fractional Shares.  No fractional shares shall be issued or delivered pursuant to any Award under this Plan. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional shares, or whether fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

9. Stock Option Exercise.  The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. In accordance with the rules and procedures established by the Committee for this purpose and subject to applicable law, Options may also be exercised through “cashless exercise” procedures approved by the Committee involving a broker or dealer approved by the Committee.

10. Taxes.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11. Amendment, Modification, Suspension or Termination.  The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of any exchange on which the Common Stock is listed. Notwithstanding the foregoing, no amendment may cause an Option or SAR to be repriced, replaced, regranted through cancellation or modified without shareholder approval (except in connection with a change in the Company’s capitalization as provided in paragraph 13), if the effect of such amendment would be to reduce the exercise price for the shares underlying such Option or SAR.

12. Assignability.  Unless otherwise determined by the Committee in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 12 shall be null and void.

13. Adjustments.

(a) The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the shares of Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Except as hereinafter provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards granted hereunder.

(c) The shares of Common Stock with respect to which Awards may be granted hereunder are shares of the Common Stock of the Company as presently constituted, but if, and whenever, prior to the delivery by the Company or a subsidiary of all of the shares of Common Stock which are subject to the Awards or rights granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation therefore in money, services or property, the number of shares of Common Stock subject to the Plan, as well as the Stock-based Awards Limitations described in paragraph 7(c) hereof, shall be proportionately adjusted and the number of shares of Common Stock with respect to which outstanding Awards or other property subject to an outstanding Award granted hereunder shall:

(i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration (if any) payable per share of Common Stock shall be proportionately reduced; and

(ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration (if any) payable per share of Common Stock shall be proportionately increased.

(d) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation, the Board may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award, or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the exercise price of such Award (for the avoidance of doubt, if the exercise price is less than Fair Market Value the Option or Stock Appreciation Right may be canceled for no consideration).

(e) Notwithstanding the foregoing: (i) any adjustments made pursuant to paragraph 13 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in a manner which is intended to not result in accelerated or additional tax to a Participant pursuant to Section 409A; (ii) any adjustments made pursuant to paragraph 13 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) do not result in accelerated or additional tax to a Participant pursuant to Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to paragraph 13 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto as of the date of grant.

14. Restrictions.  No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with including, but not limited to, applicable federal and state securities laws. The Participant shall not exercise or settle any Award granted hereunder, and the Company or any Subsidiary will not be obligated to issue any shares of Common Stock or make any payments under any such Award if the exercise thereof or if the issuance of such shares of Common Stock or if the payment made shall constitute a violation by the recipient or the Company or any subsidiary of any provision of any applicable law or regulation of any governmental authority or any securities exchange on which the Common Stock is listed. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

15. Unfunded Plan.  Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

16. Section 409A.  This Plan is intended to provide compensation which is exempt from or which complies with Section 409A, and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. For purposes of Section 409A, each payment under this Plan shall be deemed to be a separate payment.

Notwithstanding any provision of this Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Section 409A, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

17. Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

18. No Right to Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary.

19. Successors.  All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20. Tax Consequences.  Nothing in this Plan or an Award Agreement shall constitute a representation by the Company to a Participant regarding the tax consequences of any Award received by a Participant under this Plan. Although the Company may endeavor to (i) qualify a Performance Award for favorable U.S. or foreign tax treatment or

(ii) avoid adverse tax treatment (e.g. under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or unavoidable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Performance Awards under this Plan.

21. Non-United States Participants.  The Committee may grant awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, the Code, any securities law, any governing statute, or any other applicable law.

22. Effectiveness.  This Plan is effective January 21, 2010, subject to its approval by the stockholders of the Company at the next annual meeting of stockholders. This Plan shall continue in effect for a term of ten years after the date on which the stockholders of the Company approve this Plan, unless sooner terminated by action of the Board.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on the date first written above.

SCHLUMBERGER LIMITED

By:

Title:

Appendix B

SCHLUMBERGER DISCOUNTED STOCK PURCHASE PLAN

(As Amended and Restated January 1, 2010)

1.	Purpose

The Schlumberger Discounted Stock Purchase Plan (the “Plan”) is designed to encourage and assist all employees of Schlumberger Limited, a Netherlands Antilles corporation, and Subsidiaries (hereinafter collectively referred to as the “Company”), where permitted by applicable laws and regulations, to acquire an equity interest in Schlumberger Limited through the purchase of shares of Common Stock, par value $0.01 per share, of Schlumberger Limited (“Common Stock”). It is intended that this Plan shall constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Administration of the Plan

The Plan shall be administered by the Stock Purchase Plan Committee (the “Committee”) appointed by the Board of Directors of Schlumberger Limited (the “Board”), which Committee shall consist of at least three (3) persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan hereunder.

The Committee may act by unanimous decision of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment of the Board.

3.	Nature and Number of Shares

The Common Stock subject to issuance under the terms of the Plan shall be shares of Schlumberger Limited’s authorized but unissued shares or previously issued shares reacquired and held by Schlumberger Limited. Except as provided in Section 20 hereof, effective from and after January 21, 2010, the aggregate number of shares which may be issued under the Plan and authorized by this Plan shall not exceed 11,078,183, the sum of (i) the 1,078,183 shares of Common Stock available for issuance under this Plan on January 1, 2010 after the issuance of any such shares attributable to the Purchase Period ending December 31, 2009 and (ii) the 10,000,000 shares of Common Stock authorized as of January 21, 2010. All shares purchased under the Plan, regardless of source, shall be counted against this share limitation.

4.	Eligibility Requirements

Each “Employee” (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first “Enrollment Date” (as hereinafter defined) coincident with or next following employment with the Company. Participation in the Plan is voluntary.

The following Employees are not eligible to participate in the Plan:

(i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary;

(ii) Employees who are customarily employed by the Company less than twenty (20) hours per week or less than five (5) months in any calendar year; and

(iii) Employees who are prohibited by the laws and regulations of the nation of their residence or employment from participating in the Plan as determined by the Committee.

Notwithstanding the provisions of subparagraph (ii) above, where required by applicable law (as determined by the Committee), Employees employed in the countries specified from time to time by the Committee who are customarily employed by the Company less than twenty (20) hours per week may participate in the Plan where required by law, subject to any restrictions established by the Committee.

“Employee” shall mean any individual employed by Schlumberger Limited or any Subsidiary (as hereinafter defined). “Subsidiary” shall mean any corporation in existence as of the “Restatement Date” (as hereinafter defined) of this Plan in an unbroken chain of corporations beginning with Schlumberger Limited if, as of the Restatement Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. Any corporation which may become a Subsidiary (as defined herein) after the Restatement Date shall automatically be deemed to be a participating Subsidiary under this Plan effective as of the following Enrollment Date unless the Committee takes action to exclude such corporation and its employees from participation herein.

5.	Enrollment

Each eligible Employee of Schlumberger Limited or any Subsidiary as of January 1, 2010 (the “Restatement Date” herein) who is already enrolled in the Plan may enroll in the Plan as of July 1, 2010. Each other eligible Employee of Schlumberger Limited or a participating Subsidiary who thereafter becomes eligible to participate may enroll in the Plan on the first July 1 or January 1 following the date he or she first meets the eligibility requirements of Section 4. Any eligible employee not enrolling in the Plan when first eligible may enroll in the Plan on the first day of July or January of any subsequent calendar year. Any eligible Employee may enroll or re-enroll in the Plan on the dates hereinabove prescribed or such other specific dates established by the Committee from time to time (“Enrollment Dates”).

In order to enroll, an eligible Employee must complete, sign and submit the appropriate form to the Personnel Department of the Company.

6.	Method of Payment

Payment for shares is to be made as of the applicable “Purchase Date” (as defined in Section 9) through payroll deductions (with no right of prepayment) over the Plan’s designated purchase period (the “Purchase Period”) with the first such deduction commencing with the payroll period ending after the Enrollment Date. Each Purchase Period under the Plan shall be a period of six (6) calendar months beginning on July 1 and ending on December 31 of the same calendar year, and beginning on January 1 and ending on June 30 of the same calendar year, or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a “Participant”) will authorize such deductions from his or her pay for each month during the Purchase Period and such amounts will be deducted in conformity with his or her employer’s payroll deduction schedule.

Each Participant may elect to make contributions each pay period in amounts not less than one percent (1%) and not more than ten percent (10%), or such other percentages as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period, of his or her base earnings or salary, geographical coefficient, overtime pay, shift premiums and commissions from the Company (excluding long-term disability or workers compensation payments and similar amounts, but including elective qualified contributions by the Participant to employee benefit plans maintained by the Company) during such pay period. The rate of contribution shall be designated by the Participant in the enrollment form. Bonuses will be included in determining the amount of the Participant’s contribution unless the Participant gives written notice to the Personnel Department at the time and in the manner directed by the Committee.

A Participant may elect to increase or decrease the rate of contribution effective as of the first day of any calendar month by giving timely written notice to the Personnel Department of the Company on the appropriate form, as determined by the Committee from time to time. A Participant may suspend payroll deductions at any time during the Purchase Period, by giving thirty (30) days’ written notice to the Personnel Department on the appropriate form. In such case, the Participant’s account will continue to accrue interest and will be used to purchase stock at the end of the Purchase Period. A Participant may also elect to withdraw contributions at any time by giving thirty (30) days’ prior written notice to the Personnel Department of the Company on the appropriate form. Any Participant who withdraws his or her contributions will receive his or her entire account balance, including interest and dividends, if any, plus a stock certificate for the number of shares held by the Participant under the Plan as soon as practicable. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

No more than the maximum contribution permitted any Participant under Section 9 can be accumulated over the Purchase Period, including interest and dividends, if applicable. Except in case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant’s account the end of the Purchase Period will be applied to the purchase of the shares.

7.	Crediting of Contributions, Interest and Dividends

Contributions shall be credited to a Participant’s account as soon as administratively feasible after payroll withholding. Unless otherwise prohibited by laws and regulations, Participant contributions will receive interest at a rate realized for the investment vehicle or vehicles designated by the Committee for purposes of the Plan. Interest will be credited to a Participant’s account from the first date on which Participant contributions are deposited with the investment vehicle until the earlier of (i) the end of the Purchase Period or (ii) in the event of cancellation, death, resignation or other terminating event, the last day of the month next preceding the date on which such contributions are returned to the Participant. Dividends on shares held in a Participant’s account in the Plan will also be credited to such Participant’s account. Any such contributions, interest and dividends shall he deposited in or held by a bank or financial institution designated by the Committee for this purpose (“Custodian”).

8.	Grant of Right to Purchase Shares on Enrollment

Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan (but not merely an increase or decrease in the rate of contributions) will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not terminated employment and has not withdrawn his or her contributions from the Plan will have shares of Common Stock purchased for him or her on the applicable Purchase Date, and he or she will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless such participant notifies the Personnel Department on the appropriate form that he or she elects not to re-enroll. A Participant who has suspended payroll deductions or withdrawn contributions during any Purchase Period must re-enroll on the appropriate form to participate in the Plan in the next Purchase Period.

Each right to purchase shares of Common Stock under the Plan during a Purchase Period shall have the following terms:

(i) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of (A) the completion of the purchase of shares on the Purchase Date occurring on the last trading day of the Purchase Period; or (B) the date on which participation of such Participant in the Plan terminates for any reason;

(ii) in no event shall the right to purchase shares of Common Stock during a Purchase Period extend beyond twenty-seven (27) months from the Enrollment Date;

(iii) payment for shares purchased will be made only through payroll withholding and the crediting of interest and dividends, if applicable, in accordance with Sections 6 and 7;

(iv) purchase of shares will be accomplished only in accordance with Section 9;

(v) the price per share will be determined as provided in Section 9;

(vi) the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Schlumberger Limited or any Subsidiary) will in no event give the Participant the right to purchase a number of shares during any calendar year having a fair market value in excess of $25,000 (the “Maximum Share Limitation”) as determined in accordance with the Section 423 of the Code and the regulations thereunder; and

(vii) the Maximum Share Limitation for a Purchase Period shall be determined as of the Grant Date (as defined in Section 9) of a Purchase Period by dividing $12,500 by the fair market value of a share of Common Stock on such Grant Date; and

(viii) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9.	Purchase of Shares

The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stuck to be purchased during such Purchase Period will be determined by averaging the highest and lowest composite sale prices per share of the Common Stock on the New York Stock Exchange (“Fair Market Value”) on the first trading day of each Purchase Period or such other trading date designated by the Committee (the “Grant Date”). The Fair Market Value of the Common Stock will again be determined in the same manner on the last trading day of the Purchase Period or such other trading date designated by the Committee (the “Purchase Date”). These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

As of the Purchase Date, the Committee shall apply the funds then credited to each Participant’s account to the purchase of whole shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be 92.5% of the lower of:

(i) the Fair Market Value of the Common Stock on the Grant Date; or

(ii) the Fair Market Value of the Common Stock on the Purchase Date.

Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or shall be delivered to the Participant (if the Participant has elected to receive the certificate) as soon as administratively feasible after the Purchase Date, but Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in book entry form. Any cash equal to less than the price of a whole share of Common Stock shall be credited to a Participant’s account on the Purchase Date and carried forward in his or her account for application during the next Purchase Period. Any Participant who purchases stock at the end of a Purchase Period and is not re-enrolled in the Plan for the next Purchase Period will receive a certificate for the number of shares held in his or her account as of the most recent Purchase Date and any cash, dividends or interest remaining in his or her account. Any Participant who terminates employment or withdraws his or her contributions from the Plan prior to the next Purchase Date, will receive a certificate for the number of shares held in his or her account and a cash refund attributable to amounts equal to less than the price of a whole share, and any accumulated contributions, dividends and interest. If for any reason a Participant’s allocations to the Plan exceed $11,562.50 during a Purchase Period or if the purchase of shares with such allocations would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as administratively possible after such excess has been determined to exist.

If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible, including interest determined in accordance with Section 7. The Committee in its discretion may also provide that amounts representing a fractional share of Common Stock that were withheld but not applied toward the purchase of shares in a Purchase Period may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations as set forth under Section 423 of the Code.

10.	Withdrawal of Shares

A Participant may elect to withdraw shares held in his or her account at any time (without withdrawing from the Plan) by giving notice to the Personnel Department on the appropriate form. Upon receipt of such notice from the Personnel Department, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of all shares held in the Participant’s account as soon as administratively feasible.

11.	Termination of Participation

The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, unpaid disability or when the Participant’s employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation also terminates immediately when the Participant voluntarily withdraws his or her contributions from the Plan. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. As soon as administratively feasible after termination of participation, the Committee shall pay to the Participant or his or her beneficiary or legal representative all amounts credited to his or her account, including interest and dividends, if applicable, determined in accordance with Section 7, and shall cause a certificate for the number of shares held in his or her account to be delivered to the Participant or to his or her beneficiary or legal representative.

12.	Unpaid Leave of Absence

Unless the Participant has voluntarily withdrawn his or her contributions from the Plan, shares will be purchased for his or her account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant provided such leave does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant’s contributions made up to the commencement of such unpaid leave of absence plus interest on such contributions and dividends, if applicable, both determined in accordance with Section 7. Participation in the Plan will terminate immediately after the purchase of shares on such Purchase Date, unless the Participant has resumed eligible employment prior to the Purchase Date, in which case the Participant may resume payroll deductions immediately.

13.	Designation of Beneficiary

Each Participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the local Personnel Department and shall control over any disposition by will or otherwise.

As soon as administratively feasible after the death of a Participant, amounts credited to his or her account, including interest and dividends, if applicable, determined in accordance with Section 7, shall be paid in cash and a certificate for any shares shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14.	Assignment

The rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant’s election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant’s account.

No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant’s right to purchase shares under the Plan shall be exercisable only during the Participant’s lifetime and only by him or her.

15.	Treatment of Non-U. S. Participants

Participants who are employed by non-U.S. Companies, who are paid in foreign currency and who contribute foreign currency to the Plan through payroll deductions, will have such contributions converted to U.S. dollars on a monthly basis. The exchange rate for such conversion will be the rate quoted by a major financial institution selected by the Committee in its sole discretion. If the exchange rate for certain countries cannot be quoted in this manner, the conversion rate shall be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during the Purchase Period result in a purchase price below the price determined pursuant to Section 9.

16.	Costs

All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant.

17.	Reports

Annually, the Company shall provide or cause to be provided to each Participant a report of his or her contributions and the shares of Common Stock purchased with such contributions by that Participant on each Purchase Date.

18.	Equal Rights and Privileges

All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423. This Section 18 shall take precedence over all other provisions in the Plan.

19.	Rights as Stockholder

A Participant will have no rights as a stockholder under the election to purchase until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 9 at the close of business on the last business day of the Purchase Period.

20.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the right to purchase shares of Common Stock covered by a current Purchase Period and the number of shares which have been authorized for issuance under the Plan for any future Purchase Period, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 9), as well as the price per share and the number of shares of Common Stock covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Purchase Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. Each Participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s right to purchase shares has been changed to the New Purchase Date and that the applicable number of shares will automatically be purchased on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding right to purchase shares shall be assumed or an equivalent right to purchase shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the right to purchase shares, any Purchase Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and any Purchase Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed sale or merger. Each Participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the applicable number of shares will be purchased automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 10 hereof.

21.	Modification and Termination

Except as provided in Section 20 hereof, the Board may amend or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a meeting if such amendment would otherwise cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible, including interest and dividends, if applicable, determined in accordance with Section 7.

22.	Board and Stockholder Approval; Effective Date

This Plan was originally approved by the Board on January 28, 1988, amended and restated by the Board on January 21, 1992 and 1998 and thereafter further amended. This Plan was approved by the holders of a majority of the shares of outstanding Common Stock of Schlumberger Limited on April 15, 1992. This amendment and restatement approved by the Board on January 21, 2010 shall become effective as of January 1, 2010; provided, however, that the changes contained in Section 3 herein related to the increase in the number of shares which may be issued under the Plan shall not be effective unless approved by the holders of a majority of the votes cast at a meeting within the period ending January 21, 2011 (12 months after the date such increase in the number of shares which may be issued under the Plan is approved by the Board).

23.	Governmental Approvals or Consents

This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 21, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

24.	Other Provisions

The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

5599 San Felipe, 17th Floor Houston, Texas 77056

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Schlumberger Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Schlumberger Limited, c/o Broadbridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHLUMBERGER LIMITED THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3, 4 AND 5. Vote on Directors
1.	ELECTION OF DIRECTORS Nominees: 01) P. CAMUS 02) P. CURRIE 03) J. S. GORELICK 04) A. GOULD 05) T. ISAAC 06) K.V. KAMATH	07) N. KUDRYAVTSEV 08) A. LAJOUS 09) M. E. MARKS 10) L. R. REIF 11) T. I. SANDVOLD 12) H. SEYDOUX	For All ☐	Withhold All ☐		For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Proposals							For	Against	Abstain
2.	Proposal to adopt and approve of Financials and Dividends.						☐	☐	☐
3.	Proposal to approve the adoption of the Schlumberger 2010 Stock Incentive Plan.						☐	☐	☐
4.	Proposal to approve the adoption of an amendment to the Schlumberger Discounted Stock Purchase Plan.						☐	☐	☐
5.	Proposal to approve of independent registered public accounting firm.						☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s).

If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature [PLEASE SIGN WITHIN BOX]		Date

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF STOCKHOLDERS

April 7, 2010

The undersigned hereby appoints Robin van Bokhorst, Aede Gerbranda, Margo Troll-Weusten and Martijn Moerdijk, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Schlumberger Limited (Schlumberger N.V.) that the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles on April 7, 2010, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE